UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

             Beginning January 1, 2003 and Ending December 31, 2003


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF




                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                        (Exact Name of Reporting Company)



                          A Subsidiary Service Company
                           ("Mutual" or "Subsidiary")


Date of Incorporation  December 17, 1937.
                       -----------------
If not Incorporated, Date of Organization                    .
                                          -------------------

State or Sovereign Power under which Incorporated or Organized     New York
                                                                   --------

Location of Principal Executive Offices of Reporting Company   Columbus, Ohio
                                                               --------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:


S. S. Bennett    Assistant Controller  1 Riverside Plaza   Columbus, Ohio 43215
-------------    --------------------  ----------------------------------------
(Name)           (Title)               (Address)




  Name of Principal Holding Company under which Reporting Company is organized:

                      AMERICAN ELECTRIC POWER COMPANY, INC.

                INSTRUCTIONS FOR USE OF FORM U-13-60


1. Time of Filing. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. Period Covered by Report. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. Money Amounts Displayed. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. Deficits Displayed. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. Major Amendments or Corrections. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart. The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.


-------------------------------------------------------------------------------------------------------

                           LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

-------------------------------------------------------------------------------------------------------

                                                                           Schedule or        Page
     Description of Schedules and Accounts                               Account Number      Number
     -------------------------------------                               --------------      ------


Comparative Balance Sheet                                                 Schedule I         4-5

Service Company Property                                                  Schedule II        6-7

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                             Schedule III         8

Investments                                                               Schedule IV          9

Accounts Receivable from Associate Companies                              Schedule V          10

Fuel Stock Expenses Undistributed                                         Schedule VI         11

Stores Expense Undistributed                                              Schedule VII        12

Miscellaneous Current and Accrued Assets                                  Schedule VIII       13

Miscellaneous Deferred Debits                                             Schedule IX         14

Research, Development, or Demonstration Expenditures                      Schedule X          15

Proprietary Capital                                                       Schedule XI         16

Long-Term Debt                                                            Schedule XII        17

Current and Accrued Liabilities                                           Schedule XIII       18

Notes to Financial Statements                                             Schedule XIV        19

Comparative Income Statement                                              Schedule XV         20

Analysis of Billing - Associate Companies                                 Account 457         21

Analysis of Billing - Nonassociate Companies                              Account 458         22

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                                  Schedule XVI        23

Schedule of Expense by Department or Service Function                     Schedule XVII    24-25

Departmental Analysis of Salaries                                         Accounts - All      26

                                                    2


------------------------------------------------------------------------------------------------------

                           LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

------------------------------------------------------------------------------------------------------


                                                                           Schedule or       Page
     Description of Schedules and Accounts                               Account Number     Number
     -------------------------------------                               --------------     ------

Outside Services Employed                                                 Accounts - All      27

Employee Pensions and Benefits                                            Account 926         28

General Advertising Expenses                                              Account 930.1       29

Miscellaneous General Expenses                                            Account 930.2       30

Rents                                                                     Account 931         31

Taxes Other Than Income Taxes                                             Account 408         32

Donations                                                                 Account 426.1       33

Other Deductions                                                          Account 426.5       34

Notes to Statement of Income                                              Schedule XVIII      35



                                                                                             Page
     Description of Reports or Statements                                                   Number
     ------------------------------------                                                   ------

Organization Chart                                                                            36

Methods of Allocation                                                                         37

Annual Statement of Compensation for Use of Capital Billed                                    38

Sale of Computer Software and Support to Nonassociate Companies           Addendum A          39

Signature Clause                                                                              40

                                      ANNUAL REPORT OF American Electric Power Service Corporation

                                                  For the Year Ended December 31, 2003

                                                 SCHEDULE I - COMPARATIVE BALANCE SHEET

                                                             (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions:  Give balance sheet of the Company as of  December 31 of the current and prior year.

-----------------------------------------------------------------------------------------------------------------------------------

      ACCOUNT            ASSETS AND OTHER DEBITS                                                 AS OF DECEMBER 31
      -------            -----------------------
                                                                                              2003                   2002
                                                                                              ----                   ----
                   SERVICE COMPANY PROPERTY
      101-106      Service company property (Schedule II)                                   $307,649               $349,559
        107        Construction work in progress (Schedule II)                                23,743                 52,829
                                                                                            ---------              ---------
                       Total Property                                                        331,392                402,388
                                                                                            ---------              ---------

      108-111      Less: Accumulated provision for depreciation and
                   amortization of service company property (Schedule III)                   174,465                183,942
                                                                                            ---------              ---------
                        Net Service Company Property                                         156,927                218,446
                                                                                            ---------              ---------

                   INVESTMENTS
        123        Investments in associate companies (Schedule IV)                                -                      -
        124        Other investments (Schedule IV)                                           108,520                101,462
                                                                                            ---------              ---------
                        Total Investments                                                    108,520                101,462
                                                                                            ---------              ---------

                   CURRENT AND ACCRUED ASSETS
        131        Cash                                                                            -                  2,544
        134        Special deposits                                                            1,244                     84
        135        Working funds                                                                 376                    371
        136        Temporary cash investments (Schedule IV)                                        -                      -
        141        Notes receivable                                                                1                     54
        143        Accounts receivable                                                         7,421                 13,113
        144        Accumulated provision for uncollectible accounts                                -                   (408)
        145        Advances to Affiliates                                                                                 -
        146        Accounts receivable from associate companies (Schedule V)                 183,880                483,095
        152        Fuel stock expenses undistributed (Schedule VI)                                 -                      -
        154        Materials and supplies                                                          -                     13
        163        Stores expense undistributed (Schedule VII)                                     -                      -
        165        Prepayments                                                                 2,703                  4,781
        174        Miscellaneous current and accrued assets (Schedule VIII)                        -                      -
                                                                                            ---------              ---------
                        Total Current and Accrued Assets                                     195,625                503,647
                                                                                            ---------              ---------

                   DEFERRED DEBITS
        181        Unamortized debt expense                                                    2,135                  2,562
        184        Clearing accounts                                                               -                    952
        186        Miscellaneous deferred debits (Schedule IX)                                 2,134                  3,548
        188        Research, development, or demonstration expenditures (Sch. X)                   -                      -
        190        Accumulated deferred income taxes                                         118,820                156,092
                                                                                            ---------              ---------

                        Total Deferred Debits                                                123,089                163,154
                                                                                            ---------              ---------

                   TOTAL ASSETS AND OTHER DEBITS                                            $584,161               $986,709
                                                                                            =========              =========

-----------------------------------------------------------------------------------------------------------------------------------

       Note:       Unamortized debt expense includes unamortized loss on reacquired debt of $2,135,193 at December 31, 2003 and
                   $2,562,232 at December 31, 2002.


                                      ANNUAL REPORT OF American Electric Power Service Corporation

                                                   For the Year Ended December 31, 2003

                                                  SCHEDULE I - COMPARATIVE BALANCE SHEET

                                                           (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions:  Give balance sheet of the Company as of  December 31 of the current and prior year.

-----------------------------------------------------------------------------------------------------------------------------------

      ACCOUNT        LIABILITIES AND PROPRIETARY CAPITAL                                           AS OF DECEMBER 31
      -------        -----------------------------------
                                                                                            2003                      2002
                                                                                            ----                      ----
                   PROPRIETARY CAPITAL
        201        Common stock issued (Schedule XI)                                        $1,450                    $1,450
        211        Miscellaneous paid-in-capital (Schedule XI)                             (82,123)                 (126,763)
        215        Appropriated retained earnings (Schedule XI)                                  -                         -
        216        Unappropriated retained earnings (Schedule XI)                                -                         -
                                                                                          ---------                 ---------
                        Total Proprietary Capital                                          (80,673)                 (125,313)
                                                                                          ---------                 ---------

                   LONG-TERM DEBT
        223        Advances from associate companies (Schedule XII)                              -                     1,100
        224        Other long-term debt (Schedule XII)                                      42,000                    54,000
        225        Unamortized premium on long-term debt                                         -                         -
        226        Unamortized discount on long-term debt-debit                                  -                         -
                                                                                          ---------                 ---------
                        Total Long-Term Debt                                                42,000                    55,100
                                                                                          ---------                 ---------

                   OTHER NONCURRENT LIABILITIES
        227        Obligations under capital leases - Noncurrent                            22,373                    22,383
       224.6       Other                                                                   190,780                   283,228
                                                                                          ---------                 ---------
                        Total Other Noncurrent Liabilities                                 213,153                   305,611
                                                                                          ---------                 ---------

                   CURRENT AND ACCRUED LIABILITIES
        228        Accumulated provision for pensions and benefits                               -                         -
        231        Notes payable                                                                 -                         -
        232        Accounts payable                                                         23,685                    19,397
        233        Notes payable to associate companies (Schedule XIII)                    117,116                   272,785
        234        Accounts payable to associate companies (Schedule XIII)                  75,297                   147,482
        236        Taxes accrued                                                           (15,927)                  (24,726)
        237        Interest accrued                                                          4,124                     3,744
        241        Tax collections payable                                                     422                     2,828
        242        Miscellaneous current and accrued liabilities (Schedule XIII)           129,548                   196,064
        243        Obligations under capital leases - Current                               14,513                    15,701
                                                                                          ---------                 ---------
                        Total Current and Accrued Liabilities                              348,778                   633,275
                                                                                          ---------                 ---------

                   DEFERRED CREDITS
        253        Other deferred credits                                                   13,267                    11,109
        255        Accumulated deferred investment tax credits                                 750                       800
                                                                                          ---------                 ---------
                        Total Deferred Credits                                              14,017                    11,909
                                                                                          ---------                 ---------

        282        ACCUMULATED DEFERRED INCOME TAXES                                        46,886                   106,127
                                                                                          ---------                 ---------


                   TOTAL LIABILITIES AND PROPRIETARY CAPITAL                              $584,161                  $986,709
                                                                                          =========                 =========

-----------------------------------------------------------------------------------------------------------------------------------

       Note:       Long term debt includes $2,000,000 due within one year at December 31, 2003 and $12,000,000 at December 31, 2002
                   (See note 7, Schedule XIV). "Other" Other noncurrent liabilities exclude Accrued Deferred Compensation Benefits amounts due within one year of $512,619 at December 31, 2003 and $701,060 at December 31, 2002.


                                       ANNUAL REPORT OF American Electric Power Service Corporation

                                                   For the Year Ended December 31, 2003

                                                  SCHEDULE II - SERVICE COMPANY PROPERTY

                                                               (In Thousands)

                                                BALANCE AT                       RETIREMENTS          OTHER          BALANCE
                                                BEGINNING                             OR             CHANGES         AT CLOSE
ACCOUNT DESCRIPTION                              OF YEAR         ADDITIONS          SALES              (1)           OF YEAR
-------------------                              -------         ---------        ----------         -------         -------


301  Organization                                    $-               $-               $-                $-                $-

303  Miscellaneous Intangible Plant              39,751          (25,517)               -                 -            14,234


304  Land and Land Rights                        11,489                -             (924)                -            10,565


305  Structures and Improvements                166,256            7,447                             (6,437)          167,266

306  Leasehold Improvements                       5,259               43              (37)                -             5,265

                                                 18,245            1,032                                  -            19,277
307  Equipment  (2)

308  Office Furniture and Equipment              16,964                4                -                 -            16,968

309  Automobiles, Other Vehicles
        and Related Garage Equipment                194                -                -                 -               194

310  Aircraft and Airport Equipment                   -                -                -                 -                 -

311  Other Service Company
        Property                                 91,401           24,830          (47,568)            5,217            73,880
                                               -------------------------------------------------------------------------------

       SUB-TOTALS                               349,559            7,839          (48,529)           (1,220)          307,649


107  Construction Work in Progress  (3)          52,829          (29,086)               -                 -            23,743
                                               -------------------------------------------------------------------------------


       TOTALS                                  $402,388         $(21,247)        $(48,529)         $(1,220)         $331,392
                                               ===============================================================================


                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2003

                                              SCHEDULE II - SERVICE COMPANY PROPERTY

                                                        (In Thousands)

FOOTNOTES
---------
(1) Provide an explanation of those changes considered material:

     Account 305 Structures and Improvements: In accordance with FASB No. 144 "Accounting for the Impairment or Disposal of
     Long-Lived Assets", a Dallas, Texas, office building was written-down by $6,399,000 to closely approximate its current appraised market value.

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                                                        Balance
                                                                                        At Close
     Subaccount Description                                           Additions         Of Year
     ----------------------                                           ---------         --------

     Account 307 - Equipment:


        Data Processing Equipment                                         $-             $14,286

        Communications Equipment                                       1,032               4,991
                                                                      -------            --------


        TOTALS                                                        $1,032             $19,277
                                                                      =======            ========



(3) Describe Construction Work in Progress:

     Capitalized Software                                                                $12,828

     General and Miscellaneous Equipment                                                   5,865

     Office Buildings - Owned - Miscellanous Improvements                                  5,050
                                                                                         --------

     TOTALS                                                                              $23,743
                                                                                         ========


                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2003

                              SCHEDULE III - ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION
                                                   OF SERVICE COMPANY PROPERTY

                                                         (In Thousands)


                                            BALANCE AT                     RETIREMENTS        OTHER       BALANCE
                                            BEGINNING                          OR            CHANGES     AT CLOSE
ACCOUNT DESCRIPTION                          OF YEAR       ADDITIONS          SALES            (1)        OF YEAR
-------------------                         ----------     ---------       -----------       -------     --------


301  Organization                                  $-             $-              $-               $-          $-

303  Miscellaneous Intangible Plant             7,480          1,179               -            1,020       9,679

304  Land and Land Rights
                                                    -            (11)             11                -           -

                                               90,242          4,572          (6,446)           3,614      91,982
305  Structures and Improvements


306  Leasehold Improvements                     3,922            456             (37)          (1,440)      2,901


307  Equipment                                 14,287            660               -            2,742      17,689


308  Office Furniture and Equipment            14,044          1,455               -             (347)     15,152

309  Automobiles, Other Vehicles
        and Related Garage Equipment              340             19               -             (169)        190

310  Aircraft and Airport Equipment                 -              -               -                -           -

311  Other Service Company
        Property                               53,627         22,627         (43,689)           4,354      36,919
                                             ---------------------------------------------------------------------

       SUB-TOTALS                             183,942         30,957         (50,161)           9,774     174,512

108  Retirement Work in Progress
                                                    -              -               -              (47)        (47)
                                             ---------------------------------------------------------------------

       TOTALS                                $183,942        $30,957        $(50,161)          $9,727    $174,465
                                             =====================================================================


-----------------------------------------------------------------------------------------------------------------------------------

(1) Provide an explanation of those changes considered material:
Account 303 reflects the retirement of capitalized software and its transfer at net book value to various AEP operating companies.
Accounts 305, 306, 307, 308 and 309 involve primarily transfers of assets within these accounts to more appropriate classifications.


                                     ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2003

                                                     SCHEDULE IV - INVESTMENTS

                                                           (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions: Complete the following schedule concerning investments.

Under Account 124 "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                      BALANCE AT                     BALANCE AT
                                                                      BEGINNING                        CLOSE
ACCOUNT DESCRIPTION                                                    OF YEAR                        OF YEAR
-------------------                                                   ----------                      -------

Account 123 - Investment in Associate Companies
     Investment in Common Stock of Subs                                      $-                          $-
                                                                       ---------                   ---------

     SUB-TOTALS                                                               -                           -
                                                                       ---------                   ---------

Account 124 - Other Investments
     Cash Surrender Value of Life Insurance Policies
       (net of policy loans and accrued interest)                        19,916                      15,987
     Umbrella Trust                                                      63,092                      75,351
     COLI Tax and Interest                                               18,454                      17,182
                                                                       ---------                   ---------

     SUB-TOTALS                                                         101,462                     108,520
                                                                       ---------                   ---------

Account 136 - Temporary Cash Investments                                      -                           -
                                                                       ---------                   ---------

     TOTALS                                                            $101,462                    $108,520
                                                                       =========                   =========



                                     ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2003

                                      SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

                                                           (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                    BALANCE AT                   BALANCE AT
-------------------                                                     BEGINNING                     CLOSE
                                                                         OF YEAR                     OF YEAR
                                                                       ----------                   ----------
Account Balances by Associate Company
-------------------------------------
AEP C&I Company, LLC                                                        $13                            $4
AEP Coal Co.                                                                395                           193
AEP Coal Marketing LLC                                                        -                            32
AEP Communications, Inc.                                                    173                             2
AEP Communications, LLC                                                   1,815                             5
AEP Credit, Inc.                                                            172                            25
AEP Delaware Investment Company                                              15                            10
AEP Delaware Investment Company II                                          100                             7
AEP Desert Sky LP, LLC                                                      253                            85
AEP Desert Sky GP, LLC                                                        1                             4
AEP Elmwood LLC                                                               6                             1
AEP Emissions Marketing, LLC                                                  -                             1
AEP EmTech LLC                                                              450                           506
AEP Energy Services Gas Holding Company                                   4,522                           159
AEP Energy Services Gas Holdings II LLC                                      11                             5
AEP Energy Services Limited                                               1,722                           822
AEP Energy Services UK Generation Limited                                   270                           734
AEP Energy Services Ventures, Inc.                                            4                             1
AEP Energy Services Ventures II, Inc.                                         1                             -
AEP Energy Services, Inc.                                                21,657                         2,028
AEP Fiber Venture, LLC                                                       22                            50
AEP Gas Marketing LP                                                         25                             -
AEP Gas Power GP, LLC                                                        41                             3
AEP Gas Power System GP, LLC                                                  1                             -
AEP Generating Company                                                      592                           184
AEP Holdings I CV                                                             2                             -
AEP Investments, Inc.                                                       149                            13
AEP MEMCo LLC                                                               190                           373
AEP Ohio Commercial & Industrial Retail Company, LLC                          2                             -
AEP Ohio Retail Energy, LLC                                                  13                             -
AEP Power Marketing, Inc.                                                     1                             1
AEP Pro Serv, Inc.                                                        5,688                           864
AEP Pushan Power, LDC                                                         6                            17
AEP Resources Australia Holdings Pty, Ltd                                     -                             2
AEP Resources Australia Pty., Ltd                                             -                            (4)
AEP Resources Limited                                                         1                             -


                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

                                                         (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                       BALANCE AT                   BALANCE AT
                                                                        BEGINNING                      CLOSE
                                                                        OF YEAR                      OF YEAR
                                                                       ----------                   ----------

AEP Resources, Inc.                                                      $1,885                          $(95)
AEP Retail Energy, LLC                                                        1                             -
AEP System Pool                                                          (1,269)                        4,399
AEP T & D Services, LLC                                                      58                            30
AEP Texas Central Company                                                34,572                        13,378
AEP Texas Commercial & Industrial Retail GP, LLC                             52                             2
AEP Texas Commercial & Industrial Retail Limited Partnership                 10                            45
AEP Texas North Company                                                  13,290                         4,185
AEP Texas POLR, LLC                                                           1                             -
AEP Utilities Inc.                                                       24,438                           120
AEP Wind Holding, LLC                                                         -                            96
AEPR Ohio, LLC                                                               13                         2,928
American Electric Power Company, Inc.                                    12,149                         4,813
Appalachian Power Company                                                70,481                        41,911
Blackhawk Coal Company                                                       37                             8
C3 Communications, Inc.                                                     729                           365
C3 Networks GP, LLC                                                           -                           306
Cardinal Operating Company                                                3,940                           574
Cedar Coal Co.                                                                2                             -
Central Coal Company                                                          4                             8
Colomet, Inc.                                                                14                             -
Columbus Southern Power Company                                          69,857                        32,389
Conesville Coal Preparation Company                                         412                           164
CSW Energy Services, Inc.                                                   295                            39
CSW Energy, Inc.                                                          3,209                           768
CSW International, Inc.                                                  10,182                            16
CSW Leasing, Inc.                                                            (1)                            -
CSW Power Marketing, Inc.                                                    613                          925
CSW Services International Inc.                                              289                            6
Desert Sky Wind Farm LP                                                      30                             9
Diversified Energy Contractors Company, LLC                                  (1)                            9
Dolet Hills Lignite Company, LLC                                            344                            89
EnerShop Inc.                                                                27                             -
Houston Pipe Line Company LP                                              2,094                         1,540
HPL GP, LLC                                                                   4                             9
HPL Holdings, Inc                                                             3                             1
HPL Resources Company LP                                                      3                             3

                                                                10A

                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

                                                         (In Thousands)

----------------------------------------------------------------------------------------------------------------------------------
Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
----------------------------------------------------------------------------------------------------------------------------------

                                                                       BALANCE AT                   BALANCE AT
                                                                        BEGINNING                      CLOSE
                                                                        OF YEAR                       OF YEAR
                                                                       ----------                   ----------

Indiana Michigan Power Company                                          $42,950                        $3,511
Industry and Energy Associates LLC                                          174                             -
Jefferson Island Storage & Hub L. L. C.                                       5                             -
Kentucky Power Company                                                   25,750                         6,348
Kingsport Power Company                                                   1,667                           327
LIG Chemical Company                                                          2                             1
LIG Liquids Company, L.L.C.                                                  17                             8
LIG, Inc.                                                                    (1)                            -
Louisiana Intrastate Gas Company, L.L.C                                     129                            49
Mutual Energy L.L.C.                                                          4                            22
Mutual Energy Service Company, L.L.C.                                       695
Mutual Energy SWEPCO L.P.                                                     -                             3
Newgulf Power Venture                                                        28                             -
Ohio Power Company                                                       68,815                        25,007
Ohio Power Company/Cook Coal Terminal                                     1,028                         5,384
POLR Power, L.P.                                                             21                             3
Public Service Company of Oklahoma                                       21,193                         7,554
REP General Partner L.L.C.                                                   21                             -
REP Holdco Inc.                                                             575                             2
Seeboard plc                                                                 37                             9
Simco, Inc.                                                                   1                             -
Southern Appalachian Coal Company                                           (10)                            -
Southwestern Electric Power Company                                      29,983                         9,741
Sweeny Cogeneration LP                                                        -                             3
Trent Wind Farm LP                                                          914                           153
Tuscaloosa Pipeline Company                                                  (1)                            -
United Sciences Testing, Inc.                                               589                           145
Ventures Lease Co., LLC                                                      24                            61
Wheeling Power Company                                                    2,405                           382
                                                                       ---------                     ---------

     TOTALS                                                            $483,095                      $183,880
                                                                       =========                     =========


                                                               10B

                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                   SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

                                                         (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------
Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                             PAYMENTS
                                                                               --------
BY COMPANY:
-----------
AEP Communications, Inc.                                                           $1
AEP Communications, LLC                                                           277
AEP Credit, Inc.                                                                  903
AEP EmTech LLC                                                                    160
AEP Energy Services Gas Holding C                                                 601
AEP Investments, Inc.                                                               2
AEP Memco LLC                                                                       1
AEP Pro Serv, Inc.                                                                516
AEP Resources, Inc.                                                                38
AEP Texas Central Company                                                      54,096
AEP Texas North Company                                                        27,042
AEP T & D Services, LLC                                                             1
AEPES General and Administrative                                                  870
American Electric Power Company, Inc.                                              10
Appalachian Power Company                                                     426,670
C3 Communications, Inc.                                                            16
Cardinal Operating Company                                                       (141)
Columbus Southern Power Company                                               252,571
Conesville Coal Preparation Company                                               117
CSW Energy Services, Inc.                                                           9
CSW Energy, Inc.                                                                   36
Houston Pipe Line Company LP                                                      345
Indiana Michigan Power Company                                                351,798
Kentucky Power Company                                                         94,892
Kingsport Power Company                                                           584
Louisiana Intrastate Gas Company, LLC                                               5
Mutual Energy Service Company, LLC                                                 65
Ohio Power Company                                                            709,827
Ohio Power Company/Cook Coal Terminal                                              34
Public Service Company of Oklahoma                                             49,750
Rep General Partner, LLC                                                           15

                                                 10C




                               ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                 SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

                                                      (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                  PAYMENTS
                                                                                                    --------

Southwestern Electric Power Company                                                                   $58,373
Trent Wind Farm LP                                                                                         17
Wheeling Power Company                                                                                    207
                                                                                                   -----------
    TOTAL                                                                                          $2,029,708
                                                                                                   ===========





FOR:
----
Interchange Power Pool & Transmission Agreements                                                   $1,887,755
Insurance                                                                                                 152
Employee Benefit Plans                                                                                  1,976
Membership Dues                                                                                           450
Maintenance                                                                                             8,355
Construction Work in Progress                                                                          41,802
Educational Programs                                                                                       80
Leases and Rents                                                                                        3,671
Outside Services                                                                                       64,325
Postage & Shipping                                                                                        117
Telephone Service                                                                                       1,919
Taxes                                                                                                     298
Office Supplies & Expense                                                                               8,758
Miscellaneous                                                                                          10,050
                                                                                                   -----------

     TOTAL                                                                                         $2,029,708
                                                                                                   ===========

                                                                 10D

                                ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2003

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

                                                      (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------
Instructions: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give and overall report of the fuel functions performed by the service company.
-----------------------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                       LABOR               EXPENSES            TOTAL
-------------------                                                       -----               --------            -----

Account 152 - Fuel Stock Expenses Undistributed

Associate Companies
-------------------

AEP Coal Co.                                                                $67                   $90               $157
AEP Energy Services, Inc.                                                    29                    25                 54
AEP Pro Serv, Inc.                                                            0                     1                  1
AEP Texas Central Company                                                   134                   171                305
AEP Texas North Company                                                     105                   127                232
Appalachian Power Company                                                   695                   876              1,571
Blackhawk Coal Company                                                        0                    40                 40
Cardinal Operating Company                                                  113                   141                254
Columbus Southern Power Company                                             323                   405                728
Conesville Coal Preparation Company                                           6                     6                 12
CSW Energy, Inc.                                                              0                     2                  2
Indiana Michigan Power Company                                              641                   793              1,434
Kentucky Power Company                                                      108                   133                241
Ohio Power Company                                                        1,064                 1,361              2,425
Public Service Company of Oklahoma                                          250                   300                550
Southwestern Electric Power Company                                         661                   814              1,475
                                                                         -------               -------            -------

     TOTALS                                                              $4,196                $5,285             $9,481
                                                                         =======               =======            =======

----------------------------------------------------------------------------------------------------------------------------------

Summary:  The service company provides overall management of fuel supply and transportation procurement, as well as general administration.


                                  ANNUAL REPORT OF American Electric Power Service Corporation
                                           For the Year Ended December 31, 2003

                                     SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                                                  (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions: Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-----------------------------------------------------------------------------------------------------------------------------------

ACCOUNT  DESCRIPTION                                                      LABOR               EXPENSES            TOTAL
--------------------                                                      -----               --------            -----

Account 163 - Billable Stores Expense Undistributed

Associate Companies
-------------------
AEP Communications, LLC                                                      $-                    $1                 $1
AEP Energy Services Gas Holding Company                                       2                     1                  3
AEP Energy Services, Inc                                                     11                    25                 36
AEP Energy Services Limited                                                   2                     4                  6
AEP Desert Sky LP, LLC                                                        -                     1                  1
AEP Generating Company                                                        1                     2                  3
AEPR Ohio, LLC                                                                -                     1                  1
AEP Resources, Inc.                                                           -                     1                  1
AEP Texas Central Company                                                   676                   858              1,534
AEP Texas North Company                                                     389                   480                869
American Electric Power Company, Inc.                                         5                    10                 15
Appalachian Power Company                                                 1,058                   938              1,996
Cardinal Operating Company                                                  125                   138                263
Columbus Southern Power Company                                             460                   607              1,067
Conesville Coal Preparation Company                                           1                     1                  2
Cook Coal Terminal                                                            1                     2                  3
CSW Energy, Inc.                                                              2                     3                  5
Indiana Michigan Power Company                                              601                   809              1,410
Indiana Michigan River Transportation- Lakin                                  1                     3                  4
Kentucky Power Company                                                      179                   245                424
Kingsport Power Company                                                      11                    18                 29
Ohio Power Company                                                        1,187                 1,533              2,720
Public Service Company of Oklahoma                                          559                   707              1,266
Southwestern Electric Power Company                                         560                   698              1,258
Wheeling Power Company                                                       24                    36                 60
                                                                         -------               -------           --------


   TOTALS                                                                $5,855                $7,122            $12,977
                                                                         =======               =======           ========

                                     ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2003

                                       SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS

                                                            (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.

-----------------------------------------------------------------------------------------------------------------------------------


                                                                          BALANCE AT                   BALANCE AT
                                                                           BEGINNING                     CLOSE
ACCOUNT DESCRIPTION                                                         OF YEAR                     OF YEAR
-------------------                                                       ----------                   ----------

Account 174 - Miscellaneous Current and Accrued Assets                         $-                          $-
                                                                               ---                         ---

     TOTALS                                                                    $-                          $-
                                                                               ===                         ===



                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                                For the Year Ended December 31, 2003

                                            SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                                                          (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide detail of items in this account.  Items less than $10,000 may be grouped by class showing the number of items in each class.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                          BALANCE AT                   BALANCE AT
                                                                           BEGINNING                     CLOSE
ACCOUNT DESCRIPTION                                                        OF YEAR                      OF YEAR
-------------------                                                       ----------                   ----------

Account 186 - Miscellaneous Deferred Debits

Regulatory Asset - Taxes                                                     $379                           $152
Unbilled Charges                                                            3,169                          1,982
                                                                           -------                        -------

     TOTALS                                                                $3,548                         $2,134
                                                                           =======                        =======


                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2003

                                  SCHEDULE X - RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                                                       (In Thousands)

------------------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                                                    AMOUNT
-------------------                                                                                    ------

Account 188 - Billable Research, Development, or Demonstration Expenditures

Transmission and Distribution                                                                          $2,590
Steam Power                                                                                             8,060
Hydro                                                                                                     174
Nuclear                                                                                                    10
General Activities                                                                                      6,545
                                                                                                      --------

     TOTAL                                                                                            $17,379
                                                                                                      ========



                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2003

                                                  SCHEDULE XI - PROPRIETARY CAPITAL
                                           (Dollars in thousands except per share amounts)



                                                NUMBER OF SHARES    PAR OR STATED                  OUTSTANDING CLOSE OF PERIOD
                                                                                             --------------------------------------
ACCOUNT NUMBER       CLASS OF STOCK                AUTHORIZED      VALUE PER SHARE           NO. OF SHARES             TOTAL AMOUNT
--------------       --------------                ----------      ---------------           -------------             ------------

Account  201         Common Stock Issued             20,000              $100                   13,500                    $1,350
Account  201         Common Stock Issued             10,000               $10                   10,000                       100
                                                                                                                          -------
     TOTAL                                                                                                                $1,450
                                                                                                                          =======

-----------------------------------------------------------------------------------------------------------------------------------

Instructions:  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

-----------------------------------------------------------------------------------------------------------------------------------


ACCOUNT DESCRIPTION                                                                                                      AMOUNT
-------------------                                                                                                      ------

Account 211 - Miscellaneous Paid-In Capital
                      Other Comprehensive Income - Minimum Pension Liability                                            $(82,123)

Account 215 - Appropriated Retained Earnings                                                                                   -
                                                                                                                        ---------

     TOTAL                                                                                                              $(82,123)
                                                                                                                        =========


-----------------------------------------------------------------------------------------------------------------------------------

Instructions: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For
dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

-----------------------------------------------------------------------------------------------------------------------------------


                                                BALANCE AT                                                            BALANCE AT
                                                 BEGINNING           NET INCOME              DIVIDENDS                  CLOSE
ACCOUNT DESCRIPTION                               OF YEAR             OR (LOSS)                PAID                    OF YEAR
-------------------                             ----------           ----------              ---------                 -------


Account 216 - Unappropriated Retained Earnings      $-                  $-                     $-                       $-
                                                    ---                 ---                    ---                      ---
     TOTALS                                         $-                  $-                     $-                       $-
                                                    ===                 ===                    ===                      ===




                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2003

                                              SCHEDULE XII - LONG-TERM DEBT
                                                       (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------

Instructions: Advances from associate companies should be reported separately for advances on notes, and advances on open accounts.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For
Account 224 - Other long-term debt, provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

-----------------------------------------------------------------------------------------------------------------------------------

                            TERM OF OBLIGATION                                     BALANCE AT                           BALANCE AT
NAME OF                       CLASS & SERIES    DATE OF   INTEREST     AMOUNT       BEGINNING             DEDUCTIONS      CLOSE
CREDITOR                       OF OBLIGATION    MATURITY    RATE     AUTHORIZED      OF YEAR   ADDITIONS     (1)         OF YEAR
--------                    ------------------  --------  --------   ----------    ----------  ---------  ----------    ----------

Account 223 -
Advances From
   Associate Companies                                                  $1,100        $1,100      $-        $1,100           $-
                                                                       --------      --------     ---      --------     --------
Account 224 -
Other Long-Term Debt:
Connecticut Bank & Trust
   Company (as Trustee),
   Series E Mortgage Notes                     12/15/2008   9.600       70,000        44,000       -         2,000       42,000

Suntrust Bank                                  10/14/2003   6.355       10,000        10,000       -        10,000            -
                                                                       --------      --------     ---      --------     --------


   SUBTOTALS                                                            80,000        54,000       -        12,000       42,000
                                                                       --------      --------     ---      --------     --------




   TOTALS                                                              $81,100       $55,100      $-       $13,100      $42,000
                                                                       ========      ========     ===      ========     ========


-----------------------------------------------------------------------------------------------------------------------------------
(1) Give an explanation of deductions:
Account 223 - AEPSC repaid this advance to American Electric Power Company, Inc in December 2003.
Account 224 - Loan Payments. See Note 7, Schedule XIV for further explanation of dates of maturity.




                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                       SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                                      (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                     BALANCE AT                 BALANCE AT
                                                                      BEGINNING                   CLOSE
ACCOUNT DESCRIPTION                                                    OF YEAR                   OF YEAR
-------------------                                                  ----------                 ----------

Account 233 - Notes Payable to Associate Companies
   American Electric Power Company, Inc.                               $272,785                   $117,116
                                                                       --------                   --------
     TOTALS                                                            $272,785                   $117,116
                                                                       ========                   ========

Account 234 - Accounts Payable to Associate Companies
   AEP Communications, LLC                                                $343                         $-
   AEP Credit, Inc.                                                         41                          -
   AEP EmTech LLC                                                           30                          -
   AEP Energy Services Gas Holding Company                                 198                          -
   AEP Energy Services Limited                                              21                          -
   AEP Fiber Venture, LLC                                                    -                         85
   AEP Investments, Inc.                                                    16                          -
   AEP Pro Serv, Inc.                                                    2,048                         68
   AEP Resources, Inc.                                                     269                      2,033
   AEP Texas Central Company                                             2,676                        459
   AEP Texas North Company                                                 956                         43
   AEPES General and Administrative                                      2,210                        536
   American Electric Power Company, Inc.                                10,850                      5,628
   Appalachian Power Company                                            20,987                      3,319
   Blackhawk Coal Company                                                    -                         78
   C3 Communications, Inc.                                                  31                         29
    C3 Networks GP, LLC                                                      -                        353
   Cardinal Operating Company                                              299                          9
   Cedar Coal Co.                                                           24                        818
   Central and South West Corporation                                       90                          -
   Columbus Southern Power Company                                      12,093                      2,522
   Conesville Coal Preparation Company                                      16                          -
   CSW Energy Services, Inc.                                                57                          -
   CSW Energy, Inc.                                                        151                         28
   Datapult, LLC                                                           107                          -
   Dolet Hills Lignite Company, LLC                                         16                          -
   Houston Pipe Line Company LP                                              -                        588
   Indiana Michigan Power Company                                       25,822                     18,278
   Kentucky Power Company                                                3,686                      1,648
   Kingsport Power Company                                               1,131                          2
   Louisiana Intrastate Gas Company, L.L.C.                                  -                         61
   Memco Consolidated                                                        -                        340





                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                            For the Year Ended December 31, 2003

                                       SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                                       (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
 Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                     BALANCE AT                 BALANCE AT
                                                                      BEGINNING                    CLOSE
ACCOUNT DESCRIPTION                                                    OF YEAR                    OF YEAR
-------------------                                                  ----------                 ----------


Account 234 - Accounts Payable to Associate Companies (con't)
   Mutual Energy Service Company, L.L.C.                                   $42                         $-
   Ohio Power Company                                                   56,362                     36,171
   Ohio Power Company/Cook Coal Terminal                                    24                        174
   Public Service Company of Oklahoma                                    2,731                        578
   Southwestern Electric Power Company                                   2,484                      1,392
   Trent Wind Farm LP                                                      957                          -
   Wheeling Power Company                                                  682                         57
   Miscellaneous                                                            32                          -
                                                                      ---------                   --------
     TOTALS                                                           $147,482                    $75,297
                                                                      =========                   ========




                                                            18A

                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003
                                       SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                                    (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
 Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.
-----------------------------------------------------------------------------------------------------------------------------------


                                                                     BALANCE AT                 BALANCE AT
                                                                     BEGINNING                    CLOSE
                                                                      OF YEAR                    OF YEAR
                                                                     ----------                 ----------

Account 242 - Miscellaneous Current and Accrued Liabilities

   Accrued Payroll                                                     $12,174                    $13,046
   Control Cash Disbursements Account                                   17,111                      8,319
   Control Payroll Disbursement Account                                  2,860                         70
   Deferred Compensation Benefits                                          701                        513
   Employee Benefits                                                    13,412                      1,936
   Incentive Pay                                                        64,481                     58,279
   Real and Personal Property Taxes                                        356                        184
   Rent on John E. Dolan Engineering Laboratory                            704                        660
   Rent on Personal Property                                             1,400                      1,012
   Severance Pay                                                        37,556                        217
   Vacation Pay                                                         44,124                     44,014
   Workers' Compensation                                                 1,351                      1,302
   Misc. Current and Accrued Liabilities                                  (166)                        (4)
                                                                      ---------                  ---------

     TOTALS                                                           $196,064                   $129,548
                                                                      =========                  =========



                                                                18B

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2003

                  SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS



--------------------------------------------------------------------------------

Instructions: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------------------

ORGANIZATION

American Electric Power Service Corporation (the Company or AEPSC) is a wholly-owned subsidiary of American Electric Power Company, Inc. (AEP), a public utility holding company. We provide certain managerial and professional services including administrative and engineering services to the affiliated companies in the American Electric Power System (AEP System) and periodically to unaffiliated companies.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Regulation

As a subsidiary of AEP, we are subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act).

Basis of Accounting

Our accounting conforms to the Uniform System of Accounts for Mutual and Subsidiary Service Companies prescribed by the SEC pursuant to the 1935 Act. As a cost-based rate-regulated entity, our financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), the financial statements include regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. Regulatory assets are expected to be recovered in future periods through billings to client companies and regulatory liabilities are expected to reduce future billings. We have reviewed all the evidence currently available and concluded that we continue to meet the requirements to apply SFAS 71.

Among other things, application of SFAS 71 requires that our billing rates be cost-based regulated. In the event a portion of our business were to no longer meet those requirements, net regulatory assets would have to be written off for that portion of the business and long-term assets would have to be tested for possible impairment. If net regulatory assets were written off, the amounts would be recoverable from affiliated companies.



Recognized regulatory assets and liabilities are comprised of the following:

                                                                                 December 31,         Recovery/Refund
                                                                              ------------------
                                                                              2003          2002          Period
                                                                              ----          ----      ----------------
                                                                                (in thousands)

Regulatory Assets:
Unamortized Loss on Reacquired Debt                                         $2,109         $2,531     Up to 5 Years (a)
SFAS 109 Regulatory Asset                                                      137            380     Various Periods (b)
                                                                           --------        -------
Total Regulatory Assets                                                     $2,246         $2,911
                                                                           ========        =======

Regulatory Liabilities:
Deferred Amounts Due to Affiliates for Income Tax Benefits                  $9,293         $5,864     Various Periods (b)
Deferred Investment Tax Credits                                                749            800     Up to 15 Years (b)
                                                                           --------        -------
Total Regulatory Liabilities                                               $10,042         $6,664
                                                                           ========        =======


(a) Amount effectively earns a return. (b) Amount does not earn a return.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires in certain instances the use of management's estimates. Actual results could differ from those estimates.

Operating Revenues and Expenses

Services rendered to both affiliated and unaffiliated companies are provided at cost. The charges for services include no compensation for the use of equity capital, all of which is furnished by AEP. The costs of the services are determined on a direct charge basis to the extent practicable and on reasonable basis of proration for indirect costs.

Income Taxes and Investment Tax Credits

We follow the liability method of accounting for income taxes. Under the liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence.

When the flow-through method of accounting for temporary differences is reflected in billings (that is, when deferred taxes are not included in the cost of determining regulated billings for services), deferred income taxes are recorded and related regulatory assets and liabilities are established.

Investment tax credits have been accounted for under the flow-through method unless they have been deferred in accordance with regulatory treatment. Investment tax credits that have been deferred are being amortized over the life of the related investment.

                                       19A

Property

Property is stated at original cost. Land, structures and structural improvements are generally subject to first mortgage liens. Depreciation is provided on a straight-line basis over the estimated useful lives of the property. The annual composite depreciation rate was 9% and 10% for the years ended December 31, 2003 and 2002, respectively.

We transferred capitalized software costs of $87 million and $128 million in 2003 and 2002, respectively, to other AEP affiliated companies.

Investments

Investments include the cash surrender value of trust owned life insurance policies held under a grantor trust to provide funds for non-qualified deferred compensation plans sponsored by us.

Debt

With SEC staff approval, gains and losses on reacquired debt are deferred and amortized over the term of the replacement debt.

Debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.

Comprehensive Income (Loss)

Comprehensive Income (Loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive Income (Loss) has two components, Net Income and Other Comprehensive Income (Loss) (OCI). Accumulated OCI is included on the balance sheet in the equity section.

Accumulated Other Comprehensive Loss related to the Minimum Pension Liability as of December 31, 2003 and 2002 was $82.1 million and $126.8 million, respectively.

Guarantees

We lease certain equipment under a master operating lease administered by AEP. Under the lease agreement, the lessor is guaranteed to receive up to 87% of the unamortized balance of the equipment at the end of the lease term. If the fair market value of the leased equipment is below the unamortized balance at the end of the lease term, we have committed to pay the difference between the fair market value and the unamortized balance, with the total guarantee not to exceed 87% of the unamortized balance. At December 31, 2003, the maximum potential loss for these lease agreements was approximately $0.9 million assuming the fair market value of the equipment is zero at the end of the lease term.


                                       19B

Reclassification

Certain prior year amounts were reclassified to conform with current year presentation. Such reclassifications had no impact on previously reported Net Income.

2.   NEW ACCOUNTING PRONOUNCEMENTS
----------------------------------

SFAS 143 "Accounting for Asset Retirement Obligations"

We implemented SFAS 143, "Accounting for Asset Retirement Obligations" (SFAS
143), effective January 1, 2003, which requires entities to record a liability at fair value for any legal obligations for asset retirements in the period incurred. Upon establishment of a legal liability, SFAS 143 requires a corresponding asset to be established which will be depreciated over its useful life. SFAS 143 requires that a cumulative effect of change in accounting principle be recognized for the cumulative accretion and accumulated depreciation that would have been recognized had SFAS 143 been applied to existing legal obligations for asset retirements. We completed a review of our asset retirement obligations and concluded that we have no legal asset retirement obligations.


SFAS 144 "Accounting for the Impairment or Disposal of Long-lived Assets"

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets" (SFAS 144) which sets forth the accounting to recognize and measure an impairment loss. This standard replaced SFAS 121, "Accounting for Long-lived Assets and for Long-lived Assets to be Disposed Of." We adopted SFAS 144 effective January 1, 2002. See Note 12 for discussion of impairments recognized in 2003 and 2002.

SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities"

In June 2002, FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146) which addresses accounting for costs associated with exit or disposal activities. This statement supersedes previous accounting guidance, principally Emerging Issues Task Force No. (EITF) 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The time at which we recognize future costs related to exit or disposal activities, including restructuring, as well as the amounts recognized may be affected by SFAS 146. We adopted the provisions of SFAS 146 for exit or disposal activities initiated after December 31, 2002 with no material impact on our results of operations, cash flows or financial condition.




                                       19C

FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45) which clarifies the accounting to recognize a liability, related to issuing a guarantee, as well as additional disclosures of guarantees. We implemented FIN 45 as of January 1, 2003, and the effect was not material to our results of operations, cash flows or financial condition.

Future Accounting Changes

The FASB's standard-setting process is ongoing. Until new standards have been finalized and issued by FASB, we cannot determine the impact on the reporting of our operations that may result from any such future changes.

3.   COMMITMENTS AND CONTINGENCIES
----------------------------------

On October 15, 2002, certain subsidiaries of AEP filed claims against Enron and its subsidiaries in the bankruptcy proceeding filed by the Enron entities which are pending in the U.S. Bankruptcy Court for the Southern District of New York. At the date of Enron's bankruptcy, certain subsidiaries of AEP had open trading contracts and trading accounts receivables and payables with Enron. The timing of the resolution of the claims by the Bankruptcy Court is not certain.

In December 2003, Enron filed a complaint in the Bankruptcy Court against us seeking approximately $93 million plus interest in connection with a transaction for the sale and purchase of physical power among Enron, AEP and Allegheny Energy Supply, LLC during November 2001. Enron's claim seeks to unwind the effects of the transaction. AEP believes it has several defenses to the claims in the action being brought by Enron. Management is unable to predict the outcome of this lawsuit or its impact on our results of operations, cash flows or financial condition.

We are involved in a number of other legal proceedings and claims. While management is unable to predict the outcome of litigation, any potential liability which may result would be recoverable from affiliated companies.

4.   BENEFIT PLANS
------------------

We participate in two qualified pension plans and two nonqualified pension plans which cover all employees. Net pension costs (credits) for the years ended December 31, 2003 and 2002 were $12.4 million and $3.1 million, respectively.





                                       19D

Postretirement benefits other than pensions are provided for retired employees for medical and death benefits under an AEP System plan. Our portion of annual postretirement benefit expenses for 2003 and 2002 were $39.8 million and $26.1 million, respectively.

The qualified plans remain in an underfunded position (plan assets are less than projected benefit obligations) at December 31, 2003. The value of the qualified plan's assets have increased at December 31, 2003 as compared to December 31, 2002, therefore, we recorded other comprehensive income (OCI) of $44.6 million. The amount recorded as OCI does not affect earnings or cash flow. We expect to make cash contributions to our qualified plans of approximately $19.5 million in 2004. Other Comprehensive Income (Loss) of $(116.7) million was recorded in 2002.

A defined contribution employee savings plan required that we make contributions to the plan resulting in annual defined contribution employee savings plan expenses of $19.1 million and $21.3 million 2003 and 2002, respectively.

5.   FINANCIAL INSTRUMENTS
--------------------------

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturities of these instruments. The fair value of long-term debt, excluding advances from AEP, was $51.2 million and $62.6 million at December 31, 2003 and 2002, respectively. The balances are based on quoted market prices for similar issues and the current interest rates offered for debt of the same remaining maturities. The carrying amount for long-term debt, excluding advances from Parent Company, was $42.0 million at December 31, 2003, and $54.0 million at December 31, 2002.

We are subject to market risk as a result of changes in interest rates primarily due to short-term and long-term borrowings used to fund its business operations. The debt portfolio has fixed and variable interest rates with terms from one day to five years at December 31, 2003. A near term change in interest rates should not materially affect results of operations or financial position since we would not expect to liquidate its entire debt portfolio in a one year holding period.

                                       19E

6.   INCOME TAXES
-----------------

The details of income taxes are as follows:

                                                                         Year Ended December 31
                                                                        -----------------------
                                                                         2003              2002
                                                                         ----              ----
                                                                              (in thousands)

Current, net                                                           $(9,923)          $(58,814)
Deferred, net                                                            7,293             60,292
Deferred Investment Tax Credits, net                                       (51)               (51)
                                                                       --------          ---------
Total Income Tax Expense (Credit)                                      $(2,681)          $  1,427
                                                                       ========          =========


The following is a reconciliation of the difference between the amount of federal income taxes computed by multiplying book income before federal income taxes by the statutory rate, and the total amount of income taxes:

                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                         2003              2002
                                                                         ----              ----
                                                                              (in thousands)

Net Income
                                                                            $-                 $-
Plus:  Income Tax Expense (Credit)                                      (2,681)             1,427
                                                                       --------          ---------
Pre-Tax Income (Loss)                                                  $(2,681)            $1,427
                                                                       ========          =========

Income Tax on Pre-Tax Income (Loss) at
 Statutory Rate (35%)                                                    $(938)              $499
Increase (Decrease) in Income Tax Resulting
 From the Following Items:
  Trust Owned Life Insurance                                            (3,230)             3,706
  Corporate Owned Life Insurance                                          (188)              (741)
  State and Local Income Taxes                                           1,876             (4,163)
  Other                                                                   (201)             2,126
                                                                       --------          ---------
Total Income Tax Expense (Credit)                                      $(2,681)            $1,427
                                                                       ========          =========

Effective Income Tax Rate                                                  N.M.              N.M.
                                                                       ========          =========











                                       19F

The following table shows the elements of the net deferred tax asset and the significant temporary differences:

                                                                                December 31,
                                                                           ----------------------
                                                                           2003              2002
                                                                           ----              ----
                                                                               (in thousands)

Deferred Tax Assets                                                     $118,820          $156,092
Deferred Tax Liabilities                                                 (46,886)          (61,897)
                                                                        ---------         ---------
Net Deferred Tax Assets                                                  $71,934           $94,195
                                                                        =========         =========

Property Related Temporary Differences                                  $(11,395)         $(20,573)
Deferred and Accrued Compensation                                         22,707            43,635
Capitalized Software Cost                                                 (9,951)          (22,935)
Deferred Income Taxes on Other Comprehensive Income                       44,220            62,860
Accrued Pension Expense                                                   10,597            10,729
Accrued Vacation Pay                                                      12,674             8,888
Post-Retirement Benefits                                                   1,846            12,798
Deferred State Income Taxes                                                4,072              (204)
Amounts Due to Affiliates for Future Income Taxes                          1,779             1,991
All Other, net                                                            (4,615)           (2,994)
                                                                        ---------         ---------
Net Deferred Tax Assets                                                  $71,934           $94,195
                                                                        =========         =========


We join in the filing of a consolidated federal income tax return with its affiliates in the AEP System. The allocation of the AEP System's current consolidated federal income tax to the AEP System companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses utilized to the AEP System companies giving rise to them in determining their current tax expense. The tax loss of the AEP System parent company, AEP, is allocated to its subsidiaries with taxable income. With the exception of the loss of the parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

The AEP System has settled with the IRS all issues from the audits of the consolidated federal income tax returns for the years prior to 1991. The AEP System has received Revenue Agent's Reports from the IRS for the years 1991 through 1996, and has filed protests contesting certain proposed adjustments. Returns for the years 1997 through 2000 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

7.   LEASES
-----------

Leases of structures, improvements, office furniture and miscellaneous equipment are for periods of up to 30 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.


                                       19G

The components of lease rental expense are as follows:

                                                                           Year Ended December 31,
                                                                            2003              2002
                                                                            ----              -----
                                                                                (in thousands)

Lease Payments on Operating Leases                                        $30,515           $18,451
Amortization of Capital Leases                                             21,165            18,986
Interest on Capital Leases                                                  1,974             2,250
                                                                          --------          --------
Total Lease Rental Expense                                                $53,654           $39,687
                                                                          ========          ========

Property under capital leases and related obligations recorded on the Balance
Sheets is as follows:

                                                                                 December 31,
                                                                            ----------------------
                                                                            2003              2002
                                                                            ----              ----
                                                                                (in thousands)
Property Under Capital Leases:
  Structures and Improvements                                             $11,754           $11,754
  Office Furniture and Miscellaneous Equipment                             61,938            79,525
                                                                          --------          --------
  Total Property Under Capital Leases                                      73,692            91,279
Accumulated Amortization                                                   36,787            53,628
                                                                          --------          --------
Net Property Under Capital Leases                                         $36,905           $37,651
                                                                          ========          ========




Obligations Under Capital Leases*:
  Noncurrent Liability                                                    $22,373           $22,383
  Liability Due Within One Year                                            14,513            15,701
                                                                          --------          --------
Total Obligations Under Capital Leases                                    $36,886           $38,084
                                                                          ========          ========


* Represents the present value of future minimum lease payments.

Property under operating leases and related obligations is not included in the Balance Sheets.













                                       19H

Future minimum lease payments consisted of the following at December 31, 2003:

                                                     Capital Leases      Operating Leases
                                                     --------------      ----------------
                                                               (in thousands)

2004                                                    $16,457               $17,220
2005                                                      8,992                 9,631
2006                                                      5,903                 4,012
2007                                                      2,813                 3,144
2008                                                      1,394                 1,902
Later Years                                              11,686                 1,093
                                                        --------              --------
Total Future Minimum Lease Rentals                       47,245               $37,002
                                                                              ========
Less Estimated Interest Element                          10,359
                                                        --------

Estimated Present Value of Future
 Minimum Lease Rentals                                  $36,886
                                                        ========


8.   LONG-TERM DEBT
-------------------

Long-term debt was outstanding as follows:

                                                                                       December 31,
                                                                                   ---------------------
                                                     Interest                      2003             2002
                                                       Rate                           (in thousands)
                                                     --------                      ----             ----
Mortgage Notes:
Series E (a)                                             9.60%                   $42,000          $44,000

Notes Payable to Banks:
Due October 2003                                        6.355%                         -           10,000

Advances from Parent Company                               (b)                         -            1,100
                                                                                 --------         --------
                                                                                  42,000           55,100
Less Portion Due Within One Year                                                   2,000           12,000
                                                                                 --------         --------
Total                                                                            $40,000          $43,100
                                                                                 ========         ========


(a) Due in annual installments of $2.0 million until 2007 and the balance in December 2008.
(b) The advances from AEP are non-interest bearing and have no due date.










                                       19I

Long-term debt outstanding at December 31, 2003 is payable as follows:

              Principal
               Amount
              ---------
            (in thousands)

2004               $2,000
2005                2,000
2006                2,000
2007                2,000
2008               34,000
                  --------
Total             $42,000
                  ========


9.   SEGMENT INFORMATION
------------------------

We have one reportable segment. We provide certain managerial and professional services including administrative and engineering services. For the years ended December 31, 2003 and 2002, all of our revenues are derived from managerial and professional services including administrative and engineering services in the United States.

10.  SHORT-TERM DEBT BORROWINGS
-------------------------------

In June 2000 the AEP System established a Money Pool, to coordinate short-term borrowings for certain subsidiaries, primarily the domestic electric utility operating companies. The operation of the Money Pool is designed to match on a daily basis the available cash and borrowing requirements of the participants, thereby minimizing the need for short-term borrowings from external sources and increasing the interest income for participants with available cash. Participants with excess cash loan funds to the Money Pool reducing the amount of external funds AEP needs to borrow to meet the short-term cash requirements of other participants whose short-term cash requirements are met through advances from the Money Pool. AEP borrows the funds on a daily basis, when necessary, to meet the net cash requirements of the Money Pool participants. A weighted average daily interest rate which is calculated based on the outstanding short-term debt borrowings made by AEP is applied to each Money Pool participant's daily outstanding investment or debt position to determine interest income or interest expense. The Money Pool participants include interest income in nonoperating income and interest expense in interest charges. As a result of becoming a Money Pool participant, we retired our short-term debt. At December 31, 2003 and 2002, we were a net borrower and reported our debt position as Advances from Affiliates on our balance sheets.

We incurred interest expense of $1.1 million and $3.8 million for amounts borrowed from the Money Pool in 2003 and 2002.


                                       19J

11.  SUSTAINED EARNINGS INITIATIVE
----------------------------------

In response to difficult conditions in AEP's business, a Sustained Earnings Improvement (SEI) initiative was undertaken company-wide in the fourth quarter of 2002, as a cost-saving and revenue-building effort to build long-term earnings growth.

Termination benefits expense relating to 701 terminated AEPSC employees totaling $48 million pre-tax was recorded in the fourth quarter of 2002 and was allocated among all AEP subsidiaries. As of December 31, 2002, total termination benefits accrued were $42 million. No additional termination benefits expense related to the SEI initiative was recorded in 2003, and the remaining SEI related payments were made in 2003. Management determined that the termination of the employees under the SEI initiative did not constitute a curtailment under the provisions of SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits".

12.  ASSET IMPAIRMENTS
----------------------

In the fourth quarter of 2002, AEP began to market an under-utilized office building in Dallas, Texas obtained through the merger with CSW. In 2003 and 2002, we recorded estimated pre-tax losses on disposal of $6.4 million and $15.7 million, respectively, based on the estimated sale price. The estimated losses are included in Asset Impairments on our Statements of Operations. This office building will continue to be actively marketed and the status is considered held and used for all periods presented.





















                                       19K


                           ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2003

                                 SCHEDULE XV - COMPARATIVE INCOME STATEMENT
                                               (In Thousands)

   ACCOUNT     DESCRIPTION                                               CURRENT         PRIOR
   -------     -----------                                                 YEAR           YEAR
                                                                         -------         -----
               INCOME
     454       Rents from electric properties - NAC                           $282           $26
     456       Other electric revenues                                          35             -
     457       Services rendered to associate companies                  1,104,701     1,370,537
     458       Services rendered to non associate companies                  6,358        20,105
     419       Interest  income - other                                         25           165
     421       Miscellaneous income or loss                                  1,832           978
                    TOTAL INCOME                                         1,113,233     1,391,811


               EXPENSES
   500-559     Power production                                            148,606       161,741
   560-579     Transmission                                                 34,519        34,222
   580-599     Distribution                                                 52,908        51,512
   780-860     Trading                                                         612        10,751
   901-903     Customer accounts expense                                   113,428       127,068
     904       Uncollectible - Misc. Receivable                                231            10
     905       Miscellaneous customer accounts                                 707         2,948
   906-917     Customer service & information                               12,607        10,558
     920       Salaries and wages                                          300,421       372,865
     921       Office supplies and expenses                                 70,605       109,168
     922       Administrative expense transferred - credit                (276,594)     (310,907)
     923       Outside services employed                                    43,374        83,773
     924       Property insurance                                              217           223
     925       Injuries and damages                                          7,988        10,601
     926       Employee pensions and benefits                               97,056       123,884
     928       Regulatory commission expense                                     -            53
    930.1      General advertising expenses                                  2,174         1,703
    930.2      Miscellaneous general expenses                                7,370         7,718
     931       Rents                                                        76,307        63,317
     935       Maintenance of structures and equipment                      30,278        35,968
     402       Maintenance Expense                                               -            31
   403-405     Depreciation and amortization expense                         8,618        30,463
     408       Taxes other than income taxes                                40,228        50,078
     409       Income taxes                                                 34,307      (103,044)
     410       Provision for deferred income taxes                         113,850       190,302
     411       Provision for deferred income taxes - credit               (150,838)      (85,831)
    411.7      Loss from disposition of plant                                6,399        15,730
     416       Expense - sports lighting                                       760           857
     417       Administrative - business venture                               132           119
     418       Non-Operating rental income                                     522           161
    426.1      Donations                                                     2,952         2,979
426.3 - 426.5  Other deductions                                              5,853         6,695
     427       Interest on long-term debt                                    4,850         5,044
     428       Amortization of debt discount and expense                       427           427
     430       Interest on debt to associate companies                       1,079         3,753
     431       Other interest expense                                          937           912
     432       Borrowed funds - construction - credit                       (2,172)       (2,984)
                                                                         ----------    ----------
                    TOTAL EXPENSE - INCOME STATEMENT                       790,718     1,012,868
                                                                         ----------    ----------
               COST OF SERVICE - BALANCE SHEET
     107       Construction work in progress                               237,572       312,790
     108       Retirement work in progress                                   4,173         8,417
     120       Nuclear fuel                                                      -             -
     121       Nonutility Property                                              19             -
     122       Depr & Amort of Nonutil Prop                                     55             -
     124       Investments                                                      53            46
     151       Fuel stock                                                    2,938         5,421
     152       Fuel stock expense undistributed                              9,481         5,570
     163       Stores expense undistributed                                 12,977        13,413
     182       Regulatory Assets                                               625           (24)
     183       Preliminary survey and investigation charges                      -             -
     184       Clearing accounts                                                 -           857
     186       Miscellaneous deferred debits                                37,243        11,934
     188       Research, development, or demonstration expenses             17,379        20,519
                                                                         ----------    ----------
                    TOTAL COST OF SERVICE - BALANCE SHEET                  322,515       378,943
                                                                         ----------    ----------

                    NET INCOME OR (LOSS)                                       $ -           $ -
                                                                         ==========    ==========


                           ANNUAL REPORT OF American Electric Power Service Corporation

                                       For the Year Ended December 31, 2003

                             ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                                  (In Thousands)

                                                      DIRECT            INDIRECT         COMPENSATION     TOTAL
                                                      COSTS               COSTS           FOR USE         AMOUNT
NAME OF ASSOCIATE COMPANY                            CHARGED             CHARGED          OF CAPITAL      BILLED
                                                     -------            --------         -----------      ------
                                                      457 .1              457 .2            457 .3

AEP C&I Company, LLC                                         $ 68                $ 8             $ -          $ 76
AEP Coal Company                                            2,905                474               -         3,379
AEP Coal Marketing LLC                                        390                 59               -           449
AEP Communications, Inc.                                       26                  7               -            33
AEP Communications, LLC                                       897                196              (1)        1,092
AEP Credit, Inc.                                              349                 97               -           446
AEP Delaware Investment Company                                25                  4               -            29
AEP Delaware Investment Company II                             13                  6               -            19
AEP Desert Sky GP, LLC                                          3                  1               -             4
AEP Desert Sky LP, LLC                                        704                118               -           822
AEP Elmwood LLC                                                11                  3               -            14
AEP EmTech LLC                                              1,701                909              (1)        2,609
AEP Energy Services Gas Holding Company                     2,242                325               1         2,568
AEP Energy Services Gas Holdings II LLC                         4                  1               -             5
AEP Energy Services General and Administrative             26,164              4,725             (29)       30,860
AEP Energy Services Limited                                 5,239                610              (1)        5,848
AEP Energy Services UK Generation Limited                     449                 14               -           463
AEP Energy Services Ventures, Inc.                             10                  1               -            11
AEP Energy Services Ventures II Inc                             1                  -               -             1
AEP Fiber Venture, LLC                                          3                115               -           118
AEP Gas Power GP, LLC                                          68                 15               -            83
AEP Gas Power System, LLC                                       1                  -               -             1
AEP Generating Company                                      1,613                267               -         1,880
AEP Investments, Inc.                                         160                 26               -           186
AEP Memco LLC                                                 270                 39               -           309
AEP Ohio Commercial & Industrial Retail Company, LLC            3                  1               -             4
AEP Ohio Retail Energy, LLC                                    15                  2               -            17
AEP Pro Serv, Inc.                                         19,613              3,138             (10)       22,741
AEP Pushan Power, LDC                                         196                 24               -           220
AEP Resources Australia Holdings Pty., Ltd                      6                  2               -             8
AEP Resources Australia Pty., Ltd.                             17                  2               -            19
AEP Resources International, Limited                           12                  1               -            13
AEP Resources, Inc.                                         1,672                289              (3)        1,958
AEP Retail Energy, LLC                                          6                  1               -             7
AEPR Ohio, LLC                                              2,534                335               -         2,869
AEP System Pool                                            52,196              4,366               -        56,562
AEP T&D Services, LLC                                         241                 57               -           298
AEP Texas Central Company                                  94,775             21,017             (31)      115,761
AEP Texas Commercial & Industrial Retail Limited  Partnership 545                 60               -           605
AEP Texas Commercial & Industrial Retail GP, LLC               69                 13               -            82
AEP Texas North Company                                    35,645              8,659             (13)       44,291
AEP Texas POLR, LLC                                             6                  1               -             7
AEP Utilities, Inc.                                           677                 58               -           735
AEP Wind Holding, LLC                                          82                 14               -            96
American Electric Power Company, Inc.                      10,790              1,519              (4)       12,305
American Fiber Network, LLC                                     1                  -               -             1
Appalachian Power Company                                 145,534             30,044             (52)      175,526
Blackhawk Coal Company                                         97                 13               -           110
C3 Communications, Inc.                                     1,155                451              (1)        1,605
Cardinal Operating Company                                 15,215              2,510              (6)       17,719
Cedar Coal Company                                              2                  -               -             2
Central Appalachian Coal Company                                2                  -               -             2
Central Coal Company                                           19                  9               -            28
Colomet, Inc.                                                 126                 16               -           142
Columbus Southern Power Company                            78,166             16,090             (27)       94,229
Conesville Coal Preparation Company                           346                 81               -           427
CSW Energy, Inc.                                            4,904              1,139              (6)        6,037

                                                                    21




                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2003

                                 ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                                      (In Thousands)

                                                     DIRECT            INDIRECT           COMPENSATION         TOTAL
                                                     COSTS               COSTS             FOR USE             AMOUNT
NAME OF ASSOCIATE COMPANY                           CHARGED             CHARGED           OF CAPITAL           BILLED
                                                    -------            --------           ------------         ------
                                                     457 .1             457 .2              457 .3

CSW Energy Services, Inc.                                     523                 77              (1)          599
CSW International, Inc.                                       353                 59               -           412
CSW Leasing, Inc.                                               5                  1               -             6
CSW Power Marketing, Inc.                                     261                 50               -           311
CSW Services International Inc.                               153                 35               -           188
Desert Sky Wind Farm LP                                       109                  8               -           117
Diversified Energy Contractors Company, LLC                     5                  1               -             6
Dolet Hills Lignite Company, LLC                            1,329                167               -         1,496
EnerShop Inc.                                                  15                  5               -            20
Franklin Real Estate Company                                    2                  -               -             2
HPL GP, LLC                                                     4                  1               -             5
HPL Holdings, Inc.                                              3                  -               -             3
Houston Pipeline Company LP                                 2,737                469               -         3,206
Indiana Franklin Reality, Inc.                                  1                  -               -             1
Indiana Michigan Power Company                            101,112             20,412             (37)      121,487
Industry and Energy Associates LLC                              1                  -               -             1
Jefferson Island Storage & Hub LLC                              4                  1               -             5
Kentucky Power Company                                     28,641              6,368             (16)       34,993
Kingsport Power Company                                     3,312                732              (1)        4,043
LIG Chemical Company                                            6                  1               -             7
LIG Liquids Company LLC                                         8                  2               -            10
LIG Pipeline Company                                            3                  -               -             3
LIG, Inc.                                                       4                  1               -             5
Louisiana Intrastate Gas Company, LLC                         395                 53               -           448
Memco Consolidated                                              8                  1               -             9
Mutual Energy L.L.C.                                          748                330              (1)        1,077
Mutual Energy Service Company, L.L.C.                         846                122               -           968
Mutual Energy SWEPCO L. P.                                     57                  7               -            64
Mutual Energy WTU L. P.                                         3                  -               -             3
Mutual Energy CPL L.P.                                          8                  1               -             9
Nanyang General Light Electric Co., Ltd.                        3                  -               -             3
Newgulf Power Venture                                          80                  7               -            87
Nuvest, L.L.C.                                                 13                  3               -            16
Ohio Power Company                                        133,148             26,732             (44)      159,836
POLR Power, L. P.                                              73                 12               -            85
Public Liability Company                                        1                  -               -             1
Public Service Company of Oklahoma                         60,357             12,720             (20)       73,057
Rep General Partner L.L.C.                                    163                 14               -           177
Rep Holdco Inc.                                               128                 26               -           154
Seeboard PLC                                                    7                  1               -             8
Simco, Inc.                                                     2                  -               -             2
Southern Appalachian Coal Company                               1                  -               -             1
Southwestern Electric Power Company                        73,356             16,417             (26)       89,747
Sweeny Cogeneration LP                                          2                  1               -             3
Trent Wind Farm LP                                            823                111               -           934
Tuscaloosa Pipeline Company                                     2                  1               -             3
United Sciences Testing, Inc,                               1,126                499               -         1,625
Ventures Lease Co., LLC                                        32                  5               -            37
Wheeling Power Company                                      3,012                672              (1)        3,683
Unbilled Revenues                                               7                  -               -             7
Internal Support Adjustments                                9,547             (9,547)              -             -
                                                        ----------         ----------         -------   -----------
                       TOTALS                           $ 930,522          $ 174,510          $ (331)   $1,104,701
                                                        ==========         ==========         =======   ===========

                                                                    21A

                                            ANNUAL REPORT OF American Electric Power Service Corporation

                                                        For the Year Ended December 31, 2003

                                             ANALYSIS OF BILLING - NONASSOCIATE COMPANIES - ACCOUNT 458
                                                                   (In Thousands)


                                               DIRECT       INDIRECT      COMPENSATION                   EXCESS         TOTAL
                                                COST          COST         FOR USE          TOTAL          OR          AMOUNT
         NAME OF NONASSOCIATE COMPANY          CHARGED       CHARGED      OF CAPITAL         COST       DEFICIENCY     BILLED
         ----------------------------          -------       -------      ------------      -----       ----------     ------
                                                458.1         458.2          458.3                        458.4

Bridgeco                                         $(49)          $33            $-           $(16)          $-           $(16)
Cinergy                                            30             6             -             36            -             36
CLECO                                              41             3             -             44            -             44
CG&E/Zimmer Services Agreement                      2             1             -              3            -              3
East Central Area Reliability                     156            27             -            183            -            183
Indiana Kentucky Electric Corporation             836           160             -            996            -            996
Ohio Valley Electric Company                    4,363           749             -          5,112            -          5,112
                                               -------         -----           ---        -------          ---        -------
       TOTALS                                  $5,379          $979            $-         $6,358           $-         $6,358
                                               =======         =====           ===        =======          ===        =======



Instruction:  Provide a brief description of the services rendered to each nonassociate company: Engineering, Computer and
Environmental Laboratory services.




                                         ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2003

                            SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------

                                                                ASSOCIATE COMPANY CHARGES         NONASSOCIATE COMPANY CHARGES
                                                                -------------------------         ----------------------------
                                                           DIRECT       INDIRECT                  DIRECT     INDIRECT
ACCOUNT        DESCRIPTION OF ITEMS                         COST          COST         TOTAL       COST        COST       TOTAL
-------        --------------------                        ------       --------       -----      ------     --------     -----
COST OF SERVICE - INCOME STATEMENT
----------------------------------
 454           Rents from electric properties - NAC         $(282)           $-         $(282)       $ -          $-         $-
 456           Other electric revenues                        (26)           (9)          (35)         -           -          -
 421           Miscellaneous income or loss                (1,925)           93        (1,832)         -           -          -
 500-559       Power production                            127,704       19,084       146,788      1,570         248      1,818
 560-579       Transmission                                 26,810        7,520        34,330        139          50        189
 580-599       Distribution                                 40,406       12,502        52,908          -           -          -
 750-867       Trading                                         537           75           612          -           -          -
 901-903       Customer accounts expense                    90,635       22,793       113,428          -           -          -
 904           Uncollectible - Misc. Receivable                229            2           231          -           -          -
 905           Customer assistance                             466          241           707          -           -          -
 906-917       Customer service & information                9,276        3,331        12,607          -           -          -
 920           Salaries and wages                          245,619       52,136       297,755      2,256         410      2,666
 921           Office supplies and expenses                 60,417        9,744        70,161        348          96        444
 922           Administrative expense
                transferred - credit                      (276,594)           -      (276,594)         -           -          -
 923           Outside service employed                     37,580        4,553        42,133      1,065         176      1,241
 924           Property insurance                              217            -           217          -           -          -
 925           Injuries and damages                          7,847          141         7,988          -           -          -
 926           Employee pensions and benefits               96,333          723        97,056          -           -          -
 928           Regulatory commission expense                     -            -             -          -           -          -
 930.1         General advertising expense                   1,793          381         2,174          -           -          -
 930.2         Miscellaneous general expense                 6,400          970         7,370          -           -          -
 931           Rents                                        75,516          791        76,307          -           -          -
 935           Maintenance of structures and equipment      24,954        5,324        30,278          -           -          -
 403-405       Depreciation and amortization expense         8,585           33         8,618          -           -          -
 408           Taxes other than income taxes                40,228            -        40,228          -           -          -
 409           Income taxes                                 34,307            -        34,307          -           -          -
 410           Provision for deferred income taxes         113,850            -       113,850          -           -          -
 411           Provision for deferred income
                taxes - credit                            (150,838)           -      (150,838)         -           -          -
411.7          Loss from Disposition of Plant                6,399            -         6,399          -           -          -
 416           Sports lighting                                 716           44           760          -           -          -
 417           Administrative - business venture               107           25           132          -           -          -
 418           Non-Operating rental income                     342          180           522          -           -          -
 419           Interest income - other                         (25)           -           (25)         -           -          -
 426.1         Donations                                     2,550          402         2,952          -           -          -
 426.3-426.5   Other deductions                              5,070          783         5,853          -           -          -
 427           Interest on long-term debt                    4,850            -         4,850          -           -          -
 428           Amortization of debt discount and expense       427            -           427          -           -          -
 430           Interest on debt to associate companies       1,079            -         1,079          -           -          -
 431           Other interest expense                          937            -           937          -           -          -
 432           Borrowed funds - construction - credit       (2,172)           -        (2,172)         -           -          -
                                                          ---------    ---------     ---------    -------       -----    -------
TOTAL COST OF SERVICE - INCOME STATEMENT                  $640,324     $141,862      $782,186     $5,378        $980     $6,358
                                                          ---------    ---------     ---------    -------       -----    -------



                                         ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2003

                            SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------


                                                                          TOTAL CHARGES FOR SERVICE
                                                                          -------------------------
                                                                       DIRECT     INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                       COST        COST        TOTAL
-------      --------------------                                      ------     --------      -----
COST OF SERVICE - INCOME STATEMENT
----------------------------------
 454           Rents from electric properties - NAC                     $(282)        $-         $(282)
 456           Other electric revenues                                    (26)        (9)          (35)
 421           Miscellaneous income or loss                            (1,925)        93        (1,832)
 500-559       Power production                                       129,274     19,332       148,606
 560-579       Transmission                                            26,949      7,570        34,519
 580-599       Distribution                                            40,406     12,502        52,908
 750-867       Trading                                                    537         75           612
 901-903       Customer accounts expense                               90,635     22,793       113,428
 904           Uncollectible - Misc. Receivable                           229          2           231
 905           Customer assistance                                        466        241           707
 906-917       Customer service & information                           9,276      3,331        12,607
 920           Salaries and wages                                     247,875     52,546       300,421
 921           Office supplies and expenses                            60,765      9,840        70,605
 922           Administrative expense transferred - credit           (276,594)         -      (276,594)
 923           Outside service employed                                38,645      4,729        43,374
 924           Property insurance                                         217          -           217
 925           Injuries and damages                                     7,847        141         7,988
 926           Employee pensions and benefits                          96,333        723        97,056
 928           Regulatory commission expense                                -          -             -
 930.1         General advertising expense                              1,793        381         2,174
 930.2         Miscellaneous general expense                            6,400        970         7,370
 931           Rents                                                   75,516        791        76,307
 935           Maintenance of structures and equipment                 24,954      5,324        30,278
 403-405       Depreciation and amortization expense                    8,585         33         8,618
 408           Taxes other than income taxes                           40,228          -        40,228
 409           Income taxes                                            34,307          -        34,307
 410           Provision for deferred income taxes                    113,850          -       113,850
 411           Provision for deferred income taxes - credit          (150,838)         -      (150,838)
411.7          Loss from Disposition of Plant                           6,399          -         6,399
 416           Sports lighting                                            716         44           760
 417           Administrative - business venture                          107         25           132
 418           Non-Operating rental income                                342        180           522
 419           Interest income - other                                    (25)         -           (25)
 426.1         Donations                                                2,550        402         2,952
 426.3-426.5   Other deductions                                         5,070        783         5,853
 427           Interest on long-term debt                               4,850          -         4,850
 428           Amortization of debt discount and expense                  427          -           427
 430           Interest on debt to associate companies                  1,079          -         1,079
 431           Other interest expense                                     937          -           937
 432           Borrowed funds - construction - credit                  (2,172)         -        (2,172)
                                                                     ---------  ---------     ---------
TOTAL COST OF SERVICE - INCOME STATEMENT                             $645,702   $142,842      $788,544
                                                                     ---------  ---------     ---------



                                                     23A



                                         ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2003

                            SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------


                                                          ASSOCIATE COMPANY CHARGES         NONASSOCIATE COMPANY CHARGES
                                                          -------------------------         ----------------------------
                                                      DIRECT      INDIRECT                    DIRECT    INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                      COST         COST         TOTAL         COST       COST       TOTAL
-------      --------------------                     ------      --------       -----        ------    --------     -----
 COST OF SERVICE - BALANCE SHEET
 -------------------------------
 107         Construction work in progress          $215,521      $22,051      $237,572          $-          $-         $-
 108         Retirement work in progress               4,827         (654)        4,173           -           -          -
 121         Non-Utility Property                         16            3            19           -           -          -
 122         Depreciation & amortization of
              non-utility property                        43           12            55           -           -          -
 124         Investments                                  37           16            53           -           -          -
 151         Fuel stock                                2,656          282         2,938           -           -          -
 152         Fuel stock expense undistributed          8,011        1,470         9,481           -           -          -
 163         Stores expense undistributed             11,310        1,667        12,977           -           -          -
 182         Regulatory assets                           574           51           625           -           -          -
 186         Miscellaneous deferred debits            33,214        4,029        37,243           -           -          -
 188         Research, development, or
              demonstration expense                   13,658        3,721        17,379           -           -          -
                                                    ---------    ---------   -----------     -------     -------    -------
 TOTAL COST OF SERVICE - BALANCE SHEET               289,867       32,648       322,515           -           -          -
                                                    ---------    ---------   -----------     -------     -------    -------


                                                    ---------    ---------   -----------     -------     -------    -------
       TOTAL COST OF SERVICE                        $930,191     $174,510    $1,104,701      $5,378        $980     $6,358
                                                    =========    =========   ===========     =======     =======    =======


                                                               23B



                                         ANNUAL REPORT OF American Electric Power Service Corporation

                                                     For the Year Ended December 31, 2003

                            SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                                (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------


                                                                              TOTAL CHARGES FOR SERVICE
                                                                              -------------------------
                                                                          DIRECT      INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                          COST         COST        TOTAL
-------      --------------------                                         ------      --------      -----
 COST OF SERVICE - BALANCE SHEET
 -------------------------------
 107         Construction work in progress                               $215,521     $22,051      $237,572
 108         Retirement work in progress                                    4,827        (654)        4,173
 121         Non-Utility Property                                              16           3            19
 122         Depreciation & amortization of non-utility property               43          12            55
 124         Investments                                                       37          16            53
 151         Fuel stock                                                     2,656         282         2,938
 152         Fuel stock expense undistributed                               8,011       1,470         9,481
 163         Stores expense undistributed                                  11,310       1,667        12,977
 182         Regulatory assets                                                574          51           625
 186         Miscellaneous deferred debits                                 33,214       4,029        37,243
 188         Research, development, or demonstration expense               13,658       3,721        17,379
                                                                         ---------   ---------    ----------
 TOTAL COST OF SERVICE - BALANCE SHEET                                    289,867      32,648       322,515
                                                                         ---------   ---------    ----------


                                                                         ---------   ---------    ----------
       TOTAL COST OF SERVICE                                             $935,569    $175,490     $1,111,059
                                                                         =========   =========    ==========



                                                           23C


                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                     SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                      (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                               -----------------------------------------------------------
                                                               TOTAL                   AUDIT      COMMERCIAL     CORPORATE
 ACCOUNT            DESCRIPTION OF ITEMS                       AMOUNT      OVERHEAD   SERVICES    OPERATIONS    ACCOUNTING
 -------            --------------------                       ------      --------   --------    ----------    ----------

    454        Rents from electric properties - NAC              $(282)          $-         $-          $-           $-
    456        Other electric revenues                             (35)          (9)         -           -            -
    419        Interest  income - other                            (25)           -          -           -            -
    421        Miscellaneous income or loss                     (1,832)          93          -           -           (1)
  500-559      Power production                                148,606       19,332          1      12,688        3,271
  560-579      Transmission                                     34,519        7,570          -          14            9
  580-599      Distribution                                     52,908       12,502         (1)         (3)          (8)
  780-860      Trading                                             612           75          -           -            -
  901-903      Customer accounts expense                       113,428       22,793         (1)         (6)       2,335
    904        Uncollectible - Misc. Receivable                    231            2          -           -           (1)
    905        Miscellaneous customer accounts                     707          241          -           -            -
  906-917      Customer service & information                   12,607        3,331          -          (1)           2
    920        Salaries and wages                              300,421       52,546      4,162       6,772       28,310
    921        Office supplies and expenses                     70,605        9,840        416         375       (1,293)
    922        Administrative expense
                transferred - credit                          (276,594)           -        701       1,304     (397,411)
    923        Outside services employed                        43,374        4,729        439         243        4,190
    924        Property insurance                                  217            -          -           -            -
    925        Injuries and damages                              7,988          141          -           -            -
    926        Employee pensions and benefits                   97,056          723         22          20      (15,053)
    928        Regulatory commission expense                         -            -          -           -            -
   930.1       General advertising expenses                      2,174          381          -           -           11
   930.2       Miscellaneous general expenses                    7,370          970         19          10           91
    931        Rents                                            76,307          791          1          14          222
    935        Maintenance of structures and equipment          30,278        5,324          -          (1)      (3,196)
  403-405      Depreciation and amortization expense             8,618           33          -           -            -
    408        Taxes other than income taxes                    40,228            -        231       1,139        4,789
    409        Income taxes                                     34,307            -          -           -       34,307
    410        Provision for deferred income taxes             113,850            -          -           -      113,850
    411        Provision for deferred income
                taxes - credit                                (150,838)           -          -           -     (150,838)
   411.7       Loss from disposition of plant                    6,399            -          -           -            -
    416        Expense - sports lighting                           760           44          -           -           12
    417        Administrative - business venture                   132           25          -           -            1
    418        Non-Operating rental income                         522          180          -           -            -
   426.1       Donations                                         2,952          402          4           -            6
 426.3-426.5   Other deductions                                  5,853          783          -          25           10
    427        Interest on long-term debt                        4,850            -          -           -            -
    428        Amortization of debt discount and expense           427            -          -           -            -
    430        Interest on debt to associate companies           1,079            -          -           -            -
    431        Other interest expense                              937            -          -           -           14
    432        Borrowed funds - construction - credit           (2,172)           -          -           -         (127)
    107        Construction work in progress                   237,572       22,051         (1)        270        1,627
    108        Retirement work in progress                       4,173         (654)         -           -            -
    121        Nonutility Property                                  19            3          -           -            -
    122        Depr & Amort of Nonutil Prop                         55           12          -           -            -
    124        Investments                                          53           16          -           -            -
    151        Fuel stock                                        2,938          282          -           -            -
    152        Fuel stock expense undistributed                  9,481        1,470          -       1,191        1,039
    163        Stores expense undistributed                     12,977        1,667          -           -          546
    182        Regulatory Assets                                   625           51          -          (1)           -
    184        Clearing accounts                                     -            -          -           -            -
    186        Miscellaneous deferred debits                    37,243        4,029         (1)         67           86
    188        Research, development, or demonstration
                expense                                         17,379        3,721          -          (1)          (2)
                                                            -----------    ---------    -------    --------   ----------
                    TOTAL COST OF SERVICE                   $1,111,059     $175,490     $5,992     $24,119    $(373,202)
                                                            ===========    =========    =======    ========   ==========



                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                     SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                      (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                 -------------------------------------------------------------
                                                                              CORPORATE   CORPORATE
                                                                 CORPORATE    PLANNING    PLANNING     CUSTOMER
 ACCOUNT              DESCRIPTION OF ITEMS                        COMMUN.   & BUDGETING  & STRATEGY   OPERATIONS  DISTRIBUTION
 -------              --------------------                       ---------  -----------  ----------   ----------  ------------

    454         Rents from electric properties - NAC                 $-          $-           $-           $-           $-
    456         Other electric revenues                               -           -            -          (33)           7
    419         Interest  income - other                              -           -            -            -            -
    421         Miscellaneous income or loss                          -           -            -         (504)          (3)
  500-559       Power production                                     (2)          1           51          (18)         479
  560-579       Transmission                                         (1)         14            -           12        1,256
  580-599       Distribution                                         (2)         (2)          25        2,968       28,320
  780-860       Trading                                               -           -            -            -          544
  901-903       Customer accounts expense                            (3)          -            4       84,179          275
    904         Uncollectible - Misc. Receivable                      -           -            -            3            -
    905         Miscellaneous customer accounts                       -           -            -          463            -
  906-917       Customer service & information                       42           9            -        3,776           (3)
    920         Salaries and wages                                5,830      10,047        3,365        2,891        2,710
    921         Office supplies and expenses                        755         747          553          600        3,833
    922         Administrative expense transferred - credit         974       1,361          475       18,394       11,729
    923         Outside services employed                           943         473        3,412          147          392
    924         Property insurance                                    -           -            -            -            1
    925         Injuries and damages                                  -           -            -            -          227
    926         Employee pensions and benefits                      597          25           25          120           51
    928         Regulatory commission expense                         -           -            -            -            -
   930.1        General advertising expenses                      1,312           -            -           (1)          21
   930.2        Miscellaneous general expenses                       17          50         (189)          76          320
    931         Rents                                                 6           8            5           55        1,099
    935         Maintenance of structures and equipment              (1)         (1)           -           (7)      16,037
  403-405       Depreciation and amortization expense                 -           -            -            -            -
    408         Taxes other than income taxes                       378         597          191        4,184        2,967
    409         Income taxes                                          -           -            -            -            -
    410         Provision for deferred income taxes                   -           -            -            -            -
    411         Provision for deferred income taxes - credit          -           -            -            -            -
   411.7        Loss from disposition of plant                        -           -            -            -            -
    416         Expense - sports lighting                             -           -            -          681            -
    417         Administrative - business venture                     -           -            -            -            -
    418         Non-Operating rental income                           -           -            -           (1)           -
   426.1        Donations                                             7           -            -            3            -
 426.3-426.5    Other deductions                                    487           -            -           10            4
    427         Interest on long-term debt                            -           -            -            -            -
    428         Amortization of debt discount and expense             -           -            -            -            -
    430         Interest on debt to associate companies               -           -            -            -            -
    431         Other interest expense                                -           -            -            -            -
    432         Borrowed funds - construction - credit                -           -            -            -            -
    107         Construction work in progress                        43         309        1,516          890       13,865
    108         Retirement work in progress                           -           1            -            4          600
    121         Nonutility Property                                   -           -            -            -            -
    122         Depr & Amort of Nonutil Prop                          -           1            -            -            -
    124         Investments                                           -           -            -            -            -
    151         Fuel stock                                            -           -            -            -           (1)
    152         Fuel stock expense undistributed                      -           -            -           (2)          (2)
    163         Stores expense undistributed                          -          (1)          (1)          (2)           -
    182         Regulatory Assets                                   563           -            -           10            -
    184         Clearing accounts                                     -           -            -            -            -
    186         Miscellaneous deferred debits                       140          23           66           54       11,433
    188         Research, development, or demonstration
                   expenses                                           -           5            3           (5)          23
                                                                --------    --------      -------    ---------     --------
                          TOTAL COST OF SERVICE                 $12,085     $13,667       $9,501     $118,947      $96,184
                                                                ========    ========      =======    =========     ========



                                                                  24A



                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                        SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                         (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Unifo).
System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------------------------------
                                                                     ENER.       ENG. TECH.            FOSSIL &
                                                                    DELIV &      & ENVORO.  EXECUTIVE    HYDRO  GENERAL
   ACCOUNT               DESCRIPTION OF ITEMS                     EXT. AFFAIRS     SERV.      GROUP      GEN.   SERVICES
   -------               --------------------                     ------------   ---------  ---------- -------- --------
     454      Rents from electric properties - NAC                      $-          $-         $-        $-     $(280)
     456      Other electric revenues                                    -           -          -         -         -
     419      Interest  income - other                                   -           -          -         -         -
     421      Miscellaneous income or loss                              (1)         (4)         -        (1)   (1,257)
   500-559    Power production                                      38,543      48,351        723    17,164       235
   560-579    Transmission                                              87         932        107         -        47
   580-599    Distribution                                              (2)      1,462        152        (3)       38
   780-860    Trading                                                   (7)          -          -         -         -
   901-903    Customer accounts expense                                395         (34)        (4)       (6)        8
     904      Uncollectible - Misc. Receivable                           -           -          -         -         -
     905      Miscellaneous customer accounts                            -           -          -         4         -
   906-917    Customer service & information                            47          (4)         -        (1)        -
     920      Salaries and wages                                    19,368      18,926      7,457       667    11,187
     921      Office supplies and expenses                           2,616       3,655      2,571       566     4,635
     922      Administrative expense transferred - credit            4,570      14,787      1,923     1,403     7,686
     923      Outside services employed                                770       2,119      3,229        52     4,289
     924      Property insurance                                         -           -          -         -         -
     925      Injuries and damages                                       9          10          -         -         -
     926      Employee pensions and benefits                            65          93        126        13        44
     928      Regulatory commission expense                              -           -          -         -         -
    930.1     General advertising expenses                               -          (1)         -         -        40
    930.2     Miscellaneous general expenses                           543          45         71         -        38
     931      Rents                                                  3,525         168        333         8    32,901
     935      Maintenance of structures and equipment                   12          52         (1)        -     5,630
   403-405    Depreciation and amortization expense                      3           -          -         -     8,582
     408      Taxes other than income taxes                          2,469       6,556        212     1,137     4,540
     409      Income taxes                                               -           -          -         -         -
     410      Provision for deferred income taxes                        -           -          -         -         -
     411      Provision for deferred income taxes - credit               -           -          -         -         -
    411.7     Loss from disposition of plant                             -           -          -         -     6,399
     416      Expense - sports lighting                                  -           -          -         -         -
     417      Administrative - business venture                          -           1          2         -         -
     418      Non-Operating rental income                                -           -          -         -       344
    426.1     Donations                                                142           1          -         -         1
 426.3-426.5  Other deductions                                         255          88        139         -       134
     427      Interest on long-term debt                                 -           -          -         -         -
     428      Amortization of debt discount and expense                  -           -          -         -         -
     430      Interest on debt to associate companies                    -           -          -         -         -
     431      Other interest expense                                     -           -          -         -         -
     432      Borrowed funds - construction - credit                     -           -          -         -         -
     107      Construction work in progress                          3,496      32,927        992     3,223     1,438
     108      Retirement work in progress                               23       3,653          -        71        40
     121      Nonutility Property                                        -          16          -         -         -
     122      Depr & Amort of Nonutil Prop                               -           -          -         -        42
     124      Investments                                                -           2          1         -        33
     151      Fuel stock                                                 9         372          -     2,275         -
     152      Fuel stock expense undistributed                       3,922       1,428         32        44         -
     163      Stores expense undistributed                              14           -          -         6         -
     182      Regulatory Assets                                         10           -          -         -         -
     184      Clearing accounts                                          -           -          -         -         -
     186      Miscellaneous deferred debits                          7,580       5,814         (1)       11       778
     188      Research, Development, or Demonstration Exp.              13         543         17       163        11
                                                                   --------   ---------   --------  --------  --------
                            TOTAL COST OF SERVICE                  $88,476    $141,958    $18,081   $26,796   $87,583
                                                                   ========   =========   ========  ========  ========


                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                        SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                         (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Unifo).
System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                          ---------------------------------------------------
                                                                          GENERATION   GOV. &
                                                                             BUS.      ENVIRO     HUMAN    INFORMATION
      ACCOUNT                  DESCRIPTION OF ITEMS                       SERVICES    AFFAIRS   RESOURCES   TECHNOLOGY  LEGAL
      -------                  --------------------                       ----------  -------   ---------  -----------  -----
        454        Rents from electric properties - NAC                        $-        $-         $-         $(2)        $-
        456        Other electric revenues                                      -         -          -           -          -
        419        Interest  income - other                                     -         -          -         (13)         -
        421        Miscellaneous income or loss                                 -         -         (1)       (139)       (10)
      500-559      Power production                                           939         9        115       2,749        380
      560-579      Transmission                                               126        (1)        (2)      1,994          3
      580-599      Distribution                                               188        (1)         1       5,995         (6)
      780-860      Trading                                                      -         -          -          (1)         -
      901-903      Customer accounts expense                                1,914        (3)        (5)      1,316        (10)
        904        Uncollectible - Misc. Receivable                             -         -          -         227          -
        905        Miscellaneous customer accounts                              -         -          -          (1)         -
      906-917      Customer service & information                              38         1         17       4,121         22
        920        Salaries and wages                                          56     3,677     21,952      58,091     17,102
        921        Office supplies and expenses                               192       537      2,085      29,824      1,979
        922        Administrative expense transferred - credit              3,241       806      7,300      19,049      3,651
        923        Outside services employed                                  343        66      1,403       9,939      3,871
        924        Property insurance                                           -         -          -           -          -
        925        Injuries and damages                                         -         -      1,937           1        107
        926        Employee pensions and benefits                               -         -    109,705         149         25
        928        Regulatory commission expense                                -         -          -           -          -
       930.1       General advertising expenses                                 9         -         11          62        322
       930.2       Miscellaneous general expenses                              47       766          4         105        978
        931        Rents                                                       53         1         45      36,995         12
        935        Maintenance of structures and equipment                     (1)       (1)         -       6,422         (2)
      403-405      Depreciation and amortization expense                        -         -          -           -          -
        408        Taxes other than income taxes                              250       240     (1,658)      5,456        717
        409        Income taxes                                                 -         -          -           -          -
        410        Provision for deferred income taxes                          -         -          -           -          -
        411        Provision for deferred income taxes - credit                 -         -          -           -          -
       411.7       Loss from disposition of plant                               -         -          -           -          -
        416        Expense - sports lighting                                    -         -          -          23          -
        417        Administrative - business venture                            -         -          -           4          -
        418        Non-Operating rental income                                  -         -          -          (1)         -
       426.1       Donations                                                    -       662        200           -      1,500
   426.3 - 426.5   Other deductions                                            23     3,527          4          16        339
        427        Interest on long-term debt                                   -         -          -           -          -
        428        Amortization of debt discount and expense                    -         -          -           -          -
        430        Interest on debt to associate companies                      -         -          -          34          -
        431        Other interest expense                                       -         -          1           -          -
        432        Borrowed funds - construction - credit                       -         -          -           1          -
        107        Construction work in progress                               16        (3)         1     106,620         38
        108        Retirement work in progress                                  -         -          -           4         14
        121        Nonutility Property                                          -         -          -           -          -
        122        Depr & Amort of Nonutil Prop                                 -         -          -           -          -
        124        Investments                                                  -         -          -           -          1
        151        Fuel stock                                                   -         -          3          (1)         -
        152        Fuel stock expense undistributed                             -         -         (5)        141        126
        163        Stores expense undistributed                                 1         -         (1)         (2)        (1)
        182        Regulatory Assets                                            -         -          -          (8)         -
        184        Clearing accounts                                            -         -          -           -          -
        186        Miscellaneous deferred debits                                3         -         11         245      2,677
        188        Research, Development, or Demonstration Exp.            12,538         4         (1)        (40)        49
                                                                          --------  --------  ---------   ---------   --------
                                  TOTAL COST OF SERVICE                   $19,976   $10,287   $143,122    $289,375    $33,884
                                                                          ========  ========  =========   =========   ========

                                                                 25A


                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                        SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                         (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Unifo).
System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                       DEPARTMENT OR SERVICE FUNCTION
                                                                       ------------------------------
                                                                              PLAN.
                                                                             & BUS.    PUBLIC      RISK
      ACCOUNT               DESCRIPTION OF ITEMS                  NUCLEAR  DEVELOPMENT POLICY   MANAGEMENT
      -------               --------------------                  -------  ----------- ------   ----------
        454        Rents from electric properties - NAC              $-         $-        $-         $-
        456        Other electric revenues                            -          -         -          -
        419        Interest  income - other                           -          -         -        (11)
        421        Miscellaneous income or loss                       -          -        (1)         -
      500-559      Power production                                 527          9        (1)     1,932
      560-579      Transmission                                       -        209       167         (1)
      580-599      Distribution                                       -        184         3         (1)
      780-860      Trading                                            -          -         -          1
      901-903      Customer accounts expense                         (1)        59        (3)       258
        904        Uncollectible - Misc. Receivable                   -          -         -          -
        905        Miscellaneous customer accounts                    -          -         -          -
      906-917      Customer service & information                     -         23     1,189          -
        920        Salaries and wages                               699      1,110     7,791      6,404
        921        Office supplies and expenses                      96         36     1,068        713
        922        Administrative expense transferred - credit      257        464     2,082        862
        923        Outside services employed                         88        195       784        672
        924        Property insurance                                 -          -         -        216
        925        Injuries and damages                               -          -         -      5,543
        926        Employee pensions and benefits                     -          1        15        230
        928        Regulatory commission expense                      -          -         -          -
       930.1       General advertising expenses                       -          -         7          -
       930.2       Miscellaneous general expenses                     4      2,412         1         13
        931        Rents                                              -          1         2         26
        935        Maintenance of structures and equipment            -          -         9         (1)
      403-405      Depreciation and amortization expense              -          -         -          -
        408        Taxes other than income taxes                     17        158       522        426
        409        Income taxes                                       -          -         -          -
        410        Provision for deferred income taxes                -          -         -          -
        411        Provision for deferred income taxes - credit       -          -         -          -
       411.7       Loss from disposition of plant                     -          -         -          -
        416        Expense - sports lighting                          -          -         -          -
        417        Administrative - business venture                  -          4         8          -
        418        Non-Operating rental income                        -          -         -          -
       426.1       Donations                                          -          -        22          -
    426.3-426.5    Other deductions                                   5          -         4          -
        427        Interest on long-term debt                         -          -         -          -
        428        Amortization of debt discount and expense          -          -         -          -
        430        Interest on debt to associate companies            -          -         -          -
        431        Other interest expense                             -          -         -          -
        432        Borrowed funds - construction - credit             -          -         -          -
        107        Construction work in progress                     11        275        83        107
        108        Retirement work in progress                        -          -         1          -
        121        Nonutility Property                                -          -         -          -
        122        Depr & Amort of Nonutil Prop                       -          -         -          -
        124        Investments                                        -          -         -          -
        151        Fuel stock                                         -          -         -          -
        152        Fuel stock expense undistributed                   -          -         3         94
        163        Stores expense undistributed                       -          -         -          -
        182        Regulatory Assets                                  -          -         -          -
        184        Clearing accounts                                  -          -         -          -
        186        Miscellaneous deferred debits                      -          2       708          -
        188        Research, Development, or Demonstration Exp.      22          -        (1)         -
                                                                 -------    -------  --------   --------
                          TOTAL COST OF SERVICE                  $1,725     $5,142   $14,463    $17,483
                                                                 =======    =======  ========   ========

                                                               25B

                                    ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                        SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                         (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Unifo).
System of Accounts).
---------------------------------------------------------------------------------------------------------------------------------

                                                                                 DEPARTMENT OR SERVICE FUNCTION
                                                                                 ------------------------------


      ACCOUNT                  DESCRIPTION OF ITEMS                         SUPPLY CHAIN  TRANSMISSION    TREASURY
      -------                  --------------------                         ------------  ------------    --------
        454        Rents from electric properties - NAC                            $-            $-            $-
        456        Other electric revenues                                          -             -             -
        419        Interest  income - other                                         -             -            (1)
        421        Miscellaneous income or loss                                    (1)           (2)            -
      500-559      Power production                                                11         1,117             -
      560-579      Transmission                                                   108        21,869             -
      580-599      Distribution                                                   (30)        1,129             -
      780-860      Trading                                                          -             -             -
      901-903      Customer accounts expense                                       (8)          (23)           (1)
        904        Uncollectible - Misc. Receivable                                 -             -             -
        905        Miscellaneous customer accounts                                  -             -             -
      906-917      Customer service & information                                  (1)           (3)            2
        920        Salaries and wages                                           2,712           203         6,386
        921        Office supplies and expenses                                 1,565           608         2,033
        922        Administrative expense transferred - credit                  1,674        15,332           792
        923        Outside services employed                                      497            11            78
        924        Property insurance                                               -             -             -
        925        Injuries and damages                                            11             2             -
        926        Employee pensions and benefits                                  14            31            15
        928        Regulatory commission expense                                    -             -             -
       930.1       General advertising expenses                                     -             -             -
       930.2       Miscellaneous general expenses                                  14           822           143
        931        Rents                                                            6            24             6
        935        Maintenance of structures and equipment                          -             -             4
      403-405      Depreciation and amortization expense                            -             -             -
        408        Taxes other than income taxes                                  727         3,672           311
        409        Income taxes                                                     -             -             -
        410        Provision for deferred income taxes                              -             -             -
        411        Provision for deferred income taxes - credit                     -             -             -
       411.7       Loss from disposition of plant                                   -             -             -
        416        Expense - sports lighting                                        -             -             -
        417        Administrative - business venture                                -            87             -
        418        Non-Operating rental income                                      -             -             -
       426.1       Donations                                                        -             2             -
   426.3 - 426.5   Other deductions                                                 -             -             -
        427        Interest on long-term debt                                       -             -         4,850
        428        Amortization of debt discount and expense                        -             -           427
        430        Interest on debt to associate companies                          -             -         1,045
        431        Other interest expense                                           -             -           922
        432        Borrowed funds - construction - credit                           -             -        (2,046)
        107        Construction work in progress                                  818        46,959             1
        108        Retirement work in progress                                      4           412             -
        121        Nonutility Property                                              -             -             -
        122        Depr & Amort of Nonutil Prop                                     -             -             -
        124        Investments                                                      -             -             -
        151        Fuel stock                                                       -            (1)            -
        152        Fuel stock expense undistributed                                 -            (2)            2
        163        Stores expense undistributed                                10,753            (2)            -
        182        Regulatory Assets                                                -             -             -
        184        Clearing accounts                                                -             -             -
        186        Miscellaneous deferred debits                                   54         3,429            35
        188        Research, Development, or Demonstration Exp.                    (1)          317             1
                                                                              --------      --------      --------
                                TOTAL COST OF SERVICE                         $18,927       $95,993       $15,005
                                                                              ========      ========      ========

                                                                 25C

                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                              DEPARTMENTAL ANALYSIS OF SALARIES
                                          (In Thousands except Number of Personnel)


                                                            DEPARTMENTAL SALARY EXPENSE
                                                 ------------------------------------------------------
NAME OF DEPARTMENT                                         INCLUDED IN AMOUNTS BILLED TO
------------------                               ------------------------------------------------------      NUMBER OF
Indicate each department                         TOTAL           PARENT         OTHER            NON         PERSONNEL
or service function.                             AMOUNT          COMPANY      ASSOCIATES     ASSOCIATES     END OF YEAR
                                                 ------          -------      ----------     ----------     -----------

Service Groups (Overheads)                       $51,865           $925         $50,530           $410               -
Audit Services                                     1,932             70           1,862              -              34
Commercial Operations                             37,971              3          37,955             13             358
Corporate Accounting                              16,593            351          16,242              -             360
Corporate Communications                           3,397            191           3,206              -              59
Corporate Planning & Budgeting                     5,532            209           5,323              -              94
Corporate Planning & Stategy                       1,937             66           1,871              -               1
Customer Operations                               45,171             57          45,114              -           1,109
Distribution                                      35,277             16          35,261              -             468
Energy Delivery & External Affairs                 1,827             29           1,798              -              32
Engineering Technical & Environmental Services    73,586             51          71,667          1,868             959
Executive Group                                    1,631             66           1,335            230              22
Fossil & Hydro Generation                         13,808             43          13,650            115             233
General Services                                   2,185              9           2,176              -             226
Generation Business Services                       2,850              5           2,845              -              72
Governmental & Environmental Affairs               2,544             81           2,463              -              33
Human Resources                                    6,377             13           6,364              -             263
Information Technology                            20,564             48          20,516              -             848
Legal                                              7,991            527           7,457              7              96
Nuclear                                              193              4             189              -               1
Planning & Business Development                    1,746              -           1,746              -              21
Public Policy                                      4,561              8           4,552              1              67
Risk Management                                    4,226             12           4,207              7             102
Supply Chain                                       7,944             30           7,896             18             132
Transmission                                      46,090              2          46,078             10             622
Treasury                                           2,666            171           2,477             18              33
                                                ---------        -------       ---------        -------          ------
       TOTALS                                   $400,464         $2,987        $394,780         $2,697           6,245
                                                =========        =======       =========        =======          ======


These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.  Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.

                        ANNUAL REPORT OF American Electric Power Service Corporation

                                    For the Year Ended December 31, 2003

                                         OUTSIDE SERVICES EMPLOYED
                                               (In Thousands)

-------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
-------------------------------------------------------------------------------------------------------------

            FROM WHOM PURCHASED                                  SERVICE PROVIDED                 AMOUNT
            -------------------                                  ----------------                 ------
A & A Transfer Company                                  Tenant Services                                 $116
A. C. Coy Company                                       IT Support                                       152
A. T. Kearney, Inc.                                     Consulting Services                            1,314
Abilene, City Of                                        Consulting Services                              157
Accenture LLP                                           Consulting Services                              234
Accountemps                                             Temporary Office & Accounting Services           742
Active Development Group, Inc.                          IT Support                                       199
Advanced Programming Resources, Inc.                    Develop IT Processes & Systems                   133
AEC Cadcon - Tecworks, Inc.                             IT Support                                       200
AEP Pro Serv, Inc.                                      Engineering Services                             614
Aerotek, Inc.                                           Engineering Services                             291
Alliance One                                            Collection Services                              196
Alliance Participants Admin. & Startup                  Maintain Facilities                              122
Allied Interstate, Inc.                                 Collection Services                              257
Alstom Usa, Inc.                                        IT Support                                       599
Amanda Graphics                                         Engineering Services                             126
American Building Maintenance Co.                       Housekeeping Support                             199
American Payment Systems, Inc.                          Process Customer Payments                      1,317
Analysts International Corp.                            IT Support                                       553
Applied Performance Technologies, Inc.                  IT Support                                       115
ASAP Software Express, Inc.                             Software Licence                                 192
Aspect Communications Corp.                             Maintain Communication Systems                   466
AYCO Company, LP                                        Human Resources Services                         342
Banctec Service Corporation                             Collection Services                              267
Bank One Commercial Card Activity                       Various Services                               1,130
Barbara Boggs Associates, Inc.                          Consulting Services                              402
Battelle, Inc.                                          Research & Development                           136
Bell & Howell Company                                   Collection Services                              147
Bentley Systems, Inc.                                   Software Maintenance                             239
Bindview Corp.                                          Software Licence                               2,593
Bloomberg, LP                                           IT Support                                       106
Blue Ridge Service Corp.                                Housekeeping Support                             536
BMC Software, Inc.                                      Software Maintenance                           2,037
Bracewell & Patterson LLC                               Legal Services                                   225
Business Objects                                        Software Maintenance                             607
Cambridge Energy                                        Manage & Participate in Public Policy Issues     328
Candle Corp.                                            Software Maintenance                             373
Capital Recovery Service                                Collection Services                              187
Cardinal Solutions Group                                Develop IT Processes & Systems                   111
CBCS                                                    Collection Services                              193
CDS/Muery Services                                      Manage Property                                  561
Ceramphysics, Inc.                                      Research & Development                           120
Charles River Associates, Inc.                          Consulting Services                              608
Checkfree Services Corp.                                Collection Services                              120
Cisco Systems, Inc.                                     Maintain Communication Systems                   500
Citibank NA                                             Financial Services                               753
Civil Design Services                                   Construct Faclities                              242
Clark Thomas & Winters                                  Legal Services                                   123
CNP Houston Electric LLC                                Maintain Facilities                              757
Commercial Movers, Inc.                                 Tenant Services                                  171

-------------------------------------------------------------------------------------------------------------


                        ANNUAL REPORT OF American Electric Power Service Corporation

                                    For the Year Ended December 31, 2003

                                         OUTSIDE SERVICES EMPLOYED
                                               (In Thousands)

-------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
-------------------------------------------------------------------------------------------------------------

          FROM WHOM PURCHASED                                  SERVICE PROVIDED                       AMOUNT
          -------------------                                  ----------------                       ------

Commonwealth Associates, Inc.                           Engineering Services                            $109
Compaq Computer Corp.                                   Develop & Deploy IT Infrastructure               418
Computer Associates International, Inc.                 Software Maintenance                           2,017
Computer Network Technology                             Maintain Information Systems                     184
Compuware Corp.                                         Software Licence                               1,182
Contract Counsel                                        Legal Services                                   172
Courion Corp.                                           IT Support                                       273
Covansys                                                IT Support                                       166
CQG                                                     IT Support                                       388
Credit Suisse First Boston                              Consulting Services                            1,500
Data Dynamics, Inc.                                     IT Support                                       268
Davies Consulting, Inc.                                 Maintain Facilities                              167
Dell Computer Corp.                                     Develop & Deploy IT Infrastructure             1,585
Deloitte & Touche LLP                                   Auditing/Consulting Services                   6,986
Designeers Midwest                                      Engineering Services                             157
Doble Engineering Co.                                   Maintain Facilities                              275
Dymacol Corp.                                           Collection Services                              120
Eaton Systems Consulting, Inc.                          IT Support                                       164
Edison Electric Institute                               Support & Participate in Industry                108
EMC Corp.                                               Develop & Deploy IT Infrastructure             1,129
ENSR Corp.                                              Perform Permit & Regulatory Compliance           186
Enterprise For Education, Inc.                          Educational Services                             130
Enterprise Management Group                             Consulting Services                            4,281
EPRI Solutions                                          Research & Development                         6,806
Equifax Credit Information Service                      Collection Services                              549
Ernst & Young                                           Develop & Deploy IT Infrastructure             1,831
Event Marketing Strategies                              Consulting Services                              221
Everest Data Research, Inc.                             IT Support                                       449
Everest Technologies, Inc.                              Maintain Information Systems                     378
Evolve Software, Inc.                                   Software Maintenance                             163
Excelergy Corp.                                         IT Support                                       424
Expert Technical Consultants, Inc.                      IT Support                                       526
Flairsoft Ltd.                                          Maintain Facilities                              106
Franklin Computer Services Group, Inc.                  IT Support                                       105
Franklin Imaging                                        Maintain Facilities                              132
Frontier Associates LLC                                 Consulting Services                              105
Fulbright & Jaworski LLP                                Legal Services                                   295
GE Network Solutions                                    Consulting Services                              276
General Research                                        Engineering Services                           1,005
Gentry, John M                                          Engineering Services                             151
Geospatial Innovations, Inc.                            Engineering Services                             159
Grosh Consulting                                        IT Support                                       390
Heller, Ehrman, White, & Mcauliffe LLP                  Legal Services                                   410
Hewlett-Packard Co.                                     Develop & Deploy IT Infrastructure               474
Hitachi Credit America Corp.                            Software Licence                                 323
Hoffman, William D.                                     IT Support                                       117
Hogan & Hartson, LLP                                    Legal Services                                   277
Huntington National Bank                                Financial Services                               226
Hyperion Solutions                                      IT Support                                       140
iGate Mastech                                           IT Support                                       101

-------------------------------------------------------------------------------------------------------------



                                                          27A

                        ANNUAL REPORT OF American Electric Power Service Corporation

                                    For the Year Ended December 31, 2002

                                         OUTSIDE SERVICES EMPLOYED
                                               (In Thousands)

-------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
-------------------------------------------------------------------------------------------------------------

           FROM WHOM PURCHASED                                  SERVICE PROVIDED                     AMOUNT
           -------------------                                  ----------------                     ------
iImagine IT, Inc.                                       IT Support                                      $128
IKON, Inc.                                              Office & Document Services                       134
Indecon, Inc.                                           IT Support                                     1,030
Indus International                                     IT Support                                     1,334
Informatica Corp.                                       Software Maintenance                             199
Information Security Technology, Inc.                   Software Maintenance                             392
Info-Scape Ltd.                                         IT Support                                       194
In-Plant Techniques Corp.                               Office & Document Services                       361
Integral Solutions                                      Consulting Services                              253
Integrity Interactive Corp.                             Training Services                                185
Interactive Business Systems, Inc.                      IT Support                                       157
International Business Machines Corp.                   Develop & Deploy IT Infrastructure             6,869
Interstate Gas Supply, Inc.                             Software Licence                                 477
Iron Mountain Off-Site Data Protection                  IT Support                                       135
IST, Inc.                                               Consulting Services                            1,785
Itron, Inc.                                             Maintain Facilities                              792
ITS Technologies, Inc.                                  Engineering Services                             440
J. D. Services, Inc.                                    Engineering Services                             246
Jones, Day, Reavis, & Pogue                             Legal Services                                 1,547
Keane, Inc.                                             IT Support                                       214
Kelly Services, Inc.                                    Temporary Office & Accounting Services           906
Key Personnel                                           Temporary Office & Accounting Services           368
Key Bank                                                Financial Services                               796
Kforce.com                                              IT Support                                       954
King Business Interiors, Inc.                           Tenant Services                                  503
Knack Technology LLC                                    IT Support                                       201
Lakeside Building Maintenance                           Housekeeping Support                             129
Lee Hecht Harrison LLC                                  Consulting Services                              589
LexisNexis                                              Software Licence                                 273
Lifecare.com, Inc.                                      Human Resources Services                         113
Lucent Technologies                                     Software Maintenance                             142
Lumeta Corp.                                            Maintain Information Systems                     118
M/A-Com, Inc.                                           Engineering Services                             227
M3I Systems, Inc.                                       Software Maintenance                             185
Manifest Solutions Corp.                                IT Support                                       604
Manpower, Inc.                                          Temporary Office & Accounting Services           122
Mapinfo Corp.                                           Software Licence                                 142
Market Strategies, Inc.                                 Consulting Services                            1,106
Maxim Group                                             IT Support                                       427
Maximation, Inc.                                        IT Support                                       769
McAllen, City Of                                        Consulting Services                              381
McAulay Firm                                            Consulting Services                              272
Medium Term Finance                                     Financial Services                               325
Mellon Bank  NA                                         Financial Services                               115
Merant                                                  Software Maintenance                             118
Mercer Management Consulting                            Consulting Services                              777
Merrill Communications LLC                              Consulting Services                              117
Mitem Corp.                                             Software Maintenance                             126
Mueller, Howard                                         Research & Development                           123
National Records Centers, Inc.                          Office & Document Services                       227

-------------------------------------------------------------------------------------------------------------


                                                           27B

                          ANNUAL REPORT OF American Electric Power Service Corporation

                                      For the Year Ended December 31, 2003

                                           OUTSIDE SERVICES EMPLOYED
                                                 (In Thousands)

-----------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
-----------------------------------------------------------------------------------------------------------------

         FROM WHOM PURCHASED                                    SERVICE PROVIDED                           AMOUNT
         -------------------                                    ----------------                           ------
National Theatre For Children                         Educational Services                                  $696
NBBJ Dugan & Meyers LLC                               Manage Property                                        119
NCO Financial Systems, Inc.                           Collection Services                                    127
Necho Systems Corp.                                   Software Maintenance                                   149
NETg, Inc.                                            Software Maintenance                                   149
Network & Security Technologies                       IT Support                                             181
New Energy Associates LLC                             Software Maintenance                                   192
NSI Consulting & Development, Inc.                    Manage Property                                        629
Odyssey Consulting Services, Inc.                     Consulting Services                                    511
OEUI                                                  Customer Communications                                230
Officeteam                                            Temporary Office & Accounting Services                 306
Ohio Equities, LLC                                    Maintain Facilities                                    806
Ohio State University                                 Training Services                                      181
Olsten Staffing Services, Inc.                        Temporary Office & Accounting Services                 308
Onsite Companies                                      Maintain Facilities                                    345
Open Link Operating Partnership LP                    Software Maintenance                                   570
Optimum Technology                                    IT Support                                             108
Oracle Corp.                                          Software Maintenance                                 1,721
Origin Technology In Business                         IT Support                                             295
OSI Outsourcing Services, Inc.                        Collection Services                                  3,546
Ossid, Inc.                                           Develop & Deploy IT Infrastructure                     171
Pacific Telematics, Inc.                              IT Support                                             128
Paros Business Partners, Inc.                         IT Support                                             229
Peace Software                                        Software Licence                                       142
PeopleSoft USA, Inc.                                  Software Maintenance                                 1,697
PJM Interconnection LLC                               Analyze & Assess Interregional Transmission System  10,508
Platts                                                Consulting Services                                    273
Porter, Wright, Morris, & Arthur                      Legal Services                                         178
Power Costs, Inc.                                     Software Maintenance                                   351
Powerplan Consultants, Inc.                           Software Maintenance                                   179
Practical Solutions, Inc.                             Financial Services                                     694
Preng & Associates, Inc.                              Human Resources Services                               118
PriceWaterhouseCoopers LLP                            Consulting Services                                    751
Princeton Softech, Inc.                               Software Maintenance                                   130
Protec Group, Inc.                                    IT Support                                             627
Provide Technologies LLC                              IT Support                                             452
Public Utilities Commission Of Ohio                   Manage & Participate in Regulatory Affairs             138
PVS International, Inc.                               IT Support                                             328
Quality Software Construction, Inc.                   IT Support                                             150
Quick Solutions, Inc.                                 IT Support                                             377
R. Dorsey & Company, Inc.                             IT Support                                             217
Raft International (UK) Ltd.                          IT Support                                             697
Rapidigm                                              IT Support                                             333
Renaissance Worldwide IT                              IT Support                                             340
Risk Management Alternatives, Inc.                    Collection Services                                    836
Robert Half International, Inc.                       Consulting Services                                    348
Robin Enterprises Co.                                 Consulting Services                                    272
Russell Reynolds Assoc., Inc.                         Consulting Services                                    838
S/D Engineers, Inc.                                   Engineering Services                                   398
SAS Institute, Inc.                                   Software Maintenance                                   979

-----------------------------------------------------------------------------------------------------------------


                                                             27C

                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2003

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
----------------------------------------------------------------------------------------------------------------

          FROM WHOM PURCHASED                                   SERVICE PROVIDED                          AMOUNT
          -------------------                                   ----------------                          ------
Savvy Engineering LLC                                 Maintain Facilities                                  $118
Scientech, Inc.                                       Engineering Services                                  144
Scientific Applications & Research                    Research & Development                                150
Search Engine                                         IT Support                                            305
Serena Software, Inc.                                 Software Maintenance                                  102
Serviceware Technologies, Inc.                        Software Maintenance                                  184
Severn Trent Systems                                  IT Support                                            528
Siemens Financial Services, Inc.                      Software Licence                                    1,647
Simpson Thacher & Bartlett                            Legal Services                                      1,070
Sirva Relocation                                      Human Resources Services                              734
Sodexho Marriott Services                             Food & Catering Services                              645
Softbase Systems, Inc.                                Software Licence                                      150
Software AG of North America                          Software Maintenance                                  567
Solarc                                                Software Maintenance                                  327
Solomon Associates, Inc.                              Maintain Facilities                                   143
Solutions Consulting                                  Consulting Services                                   401
Sourceone Financial LLC                               IT Support                                            170
Southwest Power Pool                                  Analyze & Assess Interregional Transmission System    626
Steptoe & Johnson LLP                                 Legal Services                                        525
Stone & Webster Consultants                           Consulting Services                                   106
Storage Technology Corp.                              Develop & Deploy IT Infrastructure                    120
Strategic Resources, Inc.                             IT Support                                            117
Summit Solutions, Inc.                                Consulting Services                                   146
Sun Technical Services, Inc.                          Consulting Services                                 5,930
Swafford Consulting, Inc.                             IT Support                                            156
Technolytics                                          Consulting Services                                   217
Teksystems                                            Consulting Services                                   884
Temporaries Plus, Inc.                                IT Support                                            113
Texas Press Service, Inc.                             Consulting Services                                   230
Thomas Glover Associates, Inc.                        IT Support                                            121
Thomson Financial Corporate Group                     Consulting Services                                   162
Thyssenkrupp Elevator                                 Maintain Facilities                                   329
Tibco Software, Inc.                                  Software Maintenance                                  108
Tiro Group                                            Research & Development                                102
Towers Perrin                                         Human Resources Services                              126
TQS Research, Inc.                                    Consulting Services                                   107
Trammell Crow Company                                 Security Services                                     395
Travel Solutions, Inc.                                Travel Services                                       102
Trusecure                                             IT Support                                            111
Twenty First Century                                  Consulting Services                                   588
Ubics, Inc.                                           IT Support                                            175
UMS Group                                             Consulting Services                                 1,386
United Construction Co., Inc.                         Facilities Construction                             1,039
United Parcel Service                                 Delivery Service                                      595
Vaisala-Gai, Inc.                                     Engineering Services                                  131
Van Ness Feldman                                      Legal Services                                        288
Varo Engineers, Ltd.                                  Engineering Services                                  257
Veritas Software Corp.                                Software Maintenance                                  103
Vigilinx, Inc.                                        IT Support                                            256
Vinson & Associates                                   Temporary Office & Accounting Services                545

----------------------------------------------------------------------------------------------------------------


                                                                 27D

                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2003

                                                OUTSIDE SERVICES EMPLOYED
                                                     (In Thousands)

--------------------------------------------------------------------------------------------------------------------
Instructions: Provide a breakdown of outside services employed.  If the aggregate amount paid to any one payee and included within one category is less than $100,000, only the aggregate number and amount of all such payments included within the subaccount need be shown.  Provide a brief description of the service rendered by each vendor listed.
--------------------------------------------------------------------------------------------------------------------

           FROM WHOM PURCHASED                                     SERVICE PROVIDED                          AMOUNT
           -------------------                                     ----------------                          ------
Vintimilla, Luis C.                                         Consulting Services                                $164
Vredenburg                                                  Develop & Deploy IT Infrastructure                  454
Wackenhut Corp.                                             Security Services                                 1,056
Web Envision of Ohio                                        IT Support                                          136
Webmethods, Inc.                                            Software Maintenance                                449
Wonderlic, Inc.                                             Human Resources Services                            115
Worksuite LLC                                               Software Maintenance                                205
World Travel BTI                                            Travel Services                                     248
Xerox Corp.                                                 Printing Services                                   567
Others (2,425 under $100,000)                               Various Services                                 12,441
                                                                                                           ---------

TOTAL                                                                                                      $161,903
                                                                                                           =========


--------------------------------------------------------------------------------------------------------------------

These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.
Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.




                                                           27E


                    ANNUAL REPORT OF American Electric Power Service Corporation

                                For the Year Ended December 31, 2003

                            EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926
                                           (In Thousands)

-----------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of each pension plan and benefit program provided by the service company.
Such listing should be limited to $25,000.
-----------------------------------------------------------------------------------------------------------



DESCRIPTION                                                                                  AMOUNT
-----------                                                                                  ------

Deferred Compensation Benefits                                                                 $(320)

Dental Insurance                                                                               3,220

Employee Awards and Events Program                                                               824

Employee Educational Assistance                                                                  778

Employees Newspaper and Magazine                                                                 748

Group Life Insurance                                                                             665

Long-Term Disability                                                                           5,539

Medical                                                                                       41,320

Other Postretirement Benefits                                                                 38,387

Post Employment Benefits                                                                       2,096

Retirement Plan                                                                               (9,542)

Savings Plan                                                                                  15,282

Supplemental Pension Plan                                                                     (3,475)

Training and Other Employee Benefit Expenses                                                     876

Salaries, Salary Related Expenses and Overheads                                                  442

Miscellaneous                                                                                    216
                                                                                             --------
     TOTAL                                                                                   $97,056
                                                                                             ========



                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2003

                                       GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                                      (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definiation.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.
-----------------------------------------------------------------------------------------------------------------------------------




          DESCRIPTION                                  NAME OF PAYEE                                                  AMOUNT
          -----------                                  -------------                                                  ------

General Advertising Expenses                           American Red Cross                                               $15
                                                       Cirque de Soleil                                                   4
                                                       Cleveland Indians                                                 27
                                                       Columbus Blue Jackets                                             55
                                                       Columbus Clippers                                                  9
                                                       Columbus Monthly                                                   3
                                                       Herald-Dispatch                                                    4
                                                       International Sports Properties Inc.                              11
                                                       Interspace Services Inc.                                          25
                                                       Isherwood Production Limited                                       5
                                                       Nationwide Advertising Service                                     3
                                                       Ohio Newspaper Services Inc.                                     185
                                                       Ohio State University                                             51
                                                       WOSU/Ohio State University                                        14
                                                       Others                                                            31
                                                                                                                        ----
                                                                          SUBTOTAL                                      442
                                                                                                                        ----

Newspaper Advertising Space                            Corpus Christi Caller Times                                       17
                                                       Great Lakes Publishing                                             3
                                                       Ohio Newspaper Services Inc.                                     200
                                                       Our Texas Magazine                                                 9
                                                       Texas Press Clipping Service                                     169
                                                       Others                                                            23
                                                                                                                        ----
                                                                          SUBTOTAL                                      421
                                                                                                                        ----

TV Station Advertising Time                            KULP                                                               7
                                                       Others                                                             8
                                                                                                                        ----
                                                                          SUBTOTAL                                       15
                                                                                                                        ----

Newspaper Advertising Prod. Exp.                       Video Duplication Services, Inc.                                   1
                                                                                                                        ----
                                                                          SUBTOTAL                                        1
                                                                                                                        ----

                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2003

                                       GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                                      (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definiation.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.
-----------------------------------------------------------------------------------------------------------------------------------






              DESCRIPTION                              NAME OF PAYEE                                                   AMOUNT
              -----------                              -------------                                                   ------

Special Corporate Communication Projects               Class Acts Columbus Inc.                                          $3
                                                       Kessler Sign Co.                                                   3
                                                       Ohio Vallley Greyhounds                                            3
                                                       Webb, Jon Photography, Inc.                                        4
                                                       Others                                                            13
                                                                                                                        ----
                                                                          SUBTOTAL                                       26
                                                                                                                        ----

Special Advertising Space & Production                 Wern-Rausch-Locke                                                  9
 Expenses                                              Others                                                             2
                                                                                                                        ----
                                                                          SUBTOTAL                                       11
                                                                                                                        ----


Direct Mail And Handouts                               Columbus Consumer Services Inc.                                    3
                                                       Robin Enterprises Co.                                             19
                                                       Vincent Graphics Inc.                                             16
                                                       Others                                                            (2)
                                                                                                                        ----
                                                                          SUBTOTAL                                       36
                                                                                                                        ----

Fairs, Shows, and Exhibits                             Bank One Commercial Card Activity                                  9
                                                       Eagle Exhibit Services, Inc.                                       5
                                                       Live Technologies, Inc.                                            9
                                                       Others                                                            10
                                                                                                                        ----
                                                                          SUBTOTAL                                       33
                                                                                                                        ----

Publicity                                              DJRBI LLC                                                         14
                                                       National Press Foundation                                          3
                                                       PR Newswire, Inc                                                  21
                                                       Branding Charges                                                 155
                                                       Others                                                            19
                                                                                                                        ----
                                                                          SUBTOTAL                                      212
                                                                                                                        ----

Dedications, Tours, & Openings                         Sodexho Inc. & Affiliates                                          3
                                                                                                                        ----
                                                                          SUBTOTAL                                        3
                                                                                                                        ----
----------------------------------------------------------------------------------------------------------------------------



                                                                 29A


                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                          GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                                         (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definiation.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.
-----------------------------------------------------------------------------------------------------------------------------------






            DESCRIPTION                                NAME OF PAYEE                                                  AMOUNT
            -----------                                -------------                                                  ------

Customer Surveys                                       Market Strategies                                                 42
                                                                                                                     -------
                                                                          SUBTOTAL                                       42
                                                                                                                     -------


Video Communications                                   Curtis Elliott Designs                                             3
                                                       Others                                                             3
                                                                                                                     -------
                                                                          SUBTOTAL                                        6
                                                                                                                     -------

Other Corporate Communications                         Bank One Commercial Card Activity                                 10
                                                       Cirque de Soleil, Inc.                                             6
                                                       Enterprise For Education                                         130
                                                       IS Talent                                                          6
                                                       Kentucky Need Project                                              5
                                                       Louisiana State University                                         4
                                                       Midland Theatre Association                                        5
                                                       Moore Syndication, Inc.                                           58
                                                       Premiums & Promotions, Inc.                                        4
                                                       Quadrant Productions                                               4
                                                       Sodexho, Inc. & Affiliates                                         4
                                                       Work+Play, Inc.                                                    7
                                                       Others                                                            47
                                                                                                                     -------
                                                                          SUBTOTAL                                      290
                                                                                                                     -------

Salaries, salary related expenses,
overheads and other expenses                                                                                            636
                                                                                                                     -------
                                                                          SUBTOTAL                                      636
                                                                                                                     -------

                                                                            TOTAL                                    $2,174
                                                                                                                     =======


                                                                      29B

                              ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2003

                                     MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2
                                                     (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature.  Payments and expenses permitted by Section 321 (b)(2) of the Federal Election Campaign Act,
as amended by Public Law 94-283 in 1976 (2 U.S.C. 441(b)(2)) shall be separately classified.
-----------------------------------------------------------------------------------------------------------------------------------






DESCRIPTION                                                                                                        AMOUNT
-----------                                                                                                        ------
Salaries, Salary Related Expenses and Overheads                                                                    $3,110
Membership Fees and Dues                                                                                            1,896
Implement Community Economic Developmental Programs                                                                 1,219
Professional Software Services                                                                                        438
Design, Develop and Introduce New Applications                                                                        140
Maintain General Ledger                                                                                               136
Develop, Measure and Analyze Organizational Performance                                                               119
Provide IT Techical Suppport                                                                                          115
Directors' Fees and Expenses                                                                                          110
Provide IndividualShareholder Support                                                                                  55
Sales and Use Tax Accrual                                                                                              46
Install and Remove Telecommunications Equipment                                                                        46
Engineer and Design Transmission Station Facilities                                                                    37
Engineer and Design Transmission Line Facilities                                                                       28
Engineer and Design Telecommunications System                                                                          28
Adjustment for Provision for Uncollectible Accounts                                                                  (408)
Miscellaneous                                                                                                         255
                                                                                                                   -------
     TOTAL                                                                                                         $7,370
                                                                                                                   =======

                                ANNUAL REPORT OF American Electric Power Service Corporation

                                            For the Year Ended December 31, 2003

                                                     RENTS - ACCOUNT 931
                                                       (In Thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.
-----------------------------------------------------------------------------------------------------------------------------------




TYPE OF PROPERTY                                                                                                AMOUNT
----------------                                                                                                ------

Office Space                                                                                                    $31,773
Computer Software                                                                                                   261
Computer Equipment                                                                                               40,303
Office Equipment                                                                                                  1,314
Telecommunications Equipment                                                                                      1,185
Miscellaneous                                                                                                     1,471
                                                                                                                --------
     TOTAL                                                                                                      $76,307
                                                                                                                ========

                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                             For the Year Ended December 31, 2003

                                          TAXES OTHER THAN INCOME TAXES - ACCOUNT 408
                                                      (In Thousands)


-----------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1)
other than U.S. Government taxes, and (2) U.S. Government taxes.  Specify each of the various kinds of taxes and show the amounts thereof.  Provide a subtotal for each class of tax.
-----------------------------------------------------------------------------------------------------------------------------------






DESCRIPTION                                                                                      AMOUNT
-----------                                                                                      ------
Taxes Other Than U.S. Government Taxes
State Unemployment Taxes                                                                         $1,014
Property, Franchise, Ad Valorem and Other Taxes                                                   6,229
                                                                                                --------
     SUB-TOTAL                                                                                    7,243
                                                                                                --------
U.S. Government Taxes
Social Security Taxes                                                                            32,570
Federal Unemployment Taxes                                                                          415
                                                                                                --------
     SUB-TOTAL                                                                                   32,985
                                                                                                --------

     TOTAL                                                                                      $40,228
                                                                                                ========


                                      ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2003

                                                    DONATIONS - ACCOUNT 426.1
                                                         (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.
The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
---------------------------------------------------------------------------------------------------------------------------------





NAME OF RECIPIENT                                                        PURPOSE OF DONATION                   AMOUNT
-----------------                                                        -------------------                   ------

AEP UNCF                                                                      Education                          $8
Alliance                                                                      Community                           5
Annapolis Center                                                              Community                          10
Annual Emancipiation Day Celebration Inc.                                     Community                           3
Ashland Alliance Inc.                                                         Community                           4
Aspen Institute                                                               Community                          18
B R E A D Organization                                                        Community                           5
Ball State University Foundation                                              Education                           5
Balletmet                                                                     Community                           5
Biomedical Research Foundation                                                Education                          15
Brown University                                                              Education                           3
Business & Industrial Development Corp.                                       Community                           6
Camp Invention                                                                Community                           5
Canal Winchester First                                                        Community                           6
CIGRE                                                                         Education                           3
Columbus Childrens Theatre                                                    Community                          10
Columbus Downtown                                                             Community                          50
Columbus State Community College                                              Education                          47
Columbus Symphony Orchestra                                                   Community                          65
Columbus Zoo                                                                  Community                          40
Congressional Black Caucus                                                    Community                           4
Cornerstone Alliance                                                          Community                          18
Council for Ethics                                                            Community                           5
Directions for Youth                                                          Community                          13
DRWV  Foundation                                                              Community                          10
Eastland-Fairfield Career                                                     Community                           8
Economic Development Corp.                                                    Community                           5
Educational Council                                                           Education                           5
Ferrum College                                                                Education                           5
Friends of Nature Foundation                                                  Community                          10
Girl Scouts Seal of Ohio Council Inc                                          Community                          11
Global 3E                                                                     Community                         750
Grant County Economic Growth Council                                          Community                           3
Greater Columbus Chamber of Commerce                                          Community                          44
Greater Columbus Habitat for Humanity                                         Community                          20
Greater Indianapolis                                                          Community                          12
Greater Kingsville Economic                                                   Community                           5
Harvard University                                                            Education                          51
Heritage Day Health Centers                                                   Community                          15


                                     ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2003

                                                      DONATIONS - ACCOUNT 426.1
                                                            (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.
The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
---------------------------------------------------------------------------------------------------------------------------------





NAME OF RECIPIENT                                                        PURPOSE OF DONATION                  AMOUNT
-----------------                                                        -------------------                  ------
Hope Street Kids                                                              Community                         $10
Huckleberry House                                                             Community                          11
Huntington Area Development Council                                           Community                           3
I Know I Can                                                                  Community                           7
IH 35 South Economic                                                          Community                           3
Institute For Public Relations                                                Community                           8
Jackson County Development Authority                                          Community                           3
Juvenile Diabetes Foundation                                                  Community                           3
Kent State University                                                         Education                           4
Kentucky State University                                                     Education                           3
Keystone Center                                                               Community                          53
Law Enforcement Foundation Inc.                                               Community                           3
Lindenwood University                                                         Education                           5
Manhattan College                                                             Education                           3
Michigan Economic Development Foundation                                      Community                          10
Monteith, Sherri A                                                            Community                           4
Muncie-Delaware County                                                        Community                           5
National Academy of Engineering                                               Education                           5
National Association of Manufacturers                                         Community                          10
National Fuel Funds Network                                                   Community                          11
National Governors Association                                                Community                          37
National Wild Turkey Federation                                               Community                          10
Nature Conservancy                                                            Community                          60
Need Project                                                                  Community                          20
New York Financial Writers Association                                        Community                           3
Ohio Erie to Trail Fund                                                       Community                           5
Ohio River Valley Water                                                       Community                          10
Ohio State University Foundation                                              Education                           7
Ohio Valley Industrial                                                        Community                           4
Ohio-West Virginia YMCA                                                       Community                          11
Oklahoma Institute for Child Advocacy                                         Community                         100
Penn High School                                                              Education                           5
Programme for Belize                                                          Community                          12
Protec                                                                        Community                           3
Rag Coal International Ag                                                     Community                           4
Resources for the Future                                                      Community                          50
Robotics Team of Central Ohio                                                 Education                           4
Rutgers University Foundation                                                 Education                           4




                                                                      33A

                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2003

                                                   DONATIONS - ACCOUNT 426.1
                                                        (In Thousands)


---------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.
The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
---------------------------------------------------------------------------------------------------------------------------------





NAME OF RECIPIENT                                                        PURPOSE OF DONATION                   AMOUNT
-----------------                                                        -------------------                   ------
Salvation Army Inc.                                                           Community                         $30
Science & Mathematics Network                                                 Education                           5
Science Olympiad                                                              Education                           3
Shreveport Airport Authority                                                  Community                           5
Simon Kenton Council                                                          Community                           3
Southeast Coalition for Kids                                                  Community                           5
Southern Governors Association                                                Community                          20
St Clairsville Area Soccer Association                                        Community                           5
Stark Development Board                                                       Community                           5
Teach for America                                                             Education                          10
Tech Corps Ohio                                                               Education                           5
Texas A & M University-Kingsville                                             Education                           4
Texas Economic Development Corp.                                              Community                          10
Thurber House                                                                 Community                           6
United Negro College Fund                                                     Education                          26
United Way                                                                    Community                         356
United Way of Northwest Louisiana                                             Community                           5
University of Notre Dame                                                      Education                           3
University of Texas At Austin                                                 Education                          30
Up On The Roof                                                                Community                           6
Utilitree Carbon Company                                                      Community                         100
Utility Business Education Coalition                                          Community                          25
Virginia Military Institute                                                   Education                           3
Virginia Tech Foundation Inc.                                                 Education                           8
Wexner Center for the Arts                                                    Community                           5
Wildlife Habitat Council                                                      Community                           4
Wilds                                                                         Community                           5
Williams College                                                              Education                           3
Womens Fund of Central Ohio                                                   Community                           5
World of Children Inc.                                                        Community                           5
Ymca of Central Ohio                                                          Community                          15
Employees and Others (Salaries, salary related expenses,
 overheads and other expenses)                                                Various                           126
Others (less than $3,000)                                                                                       286
                                                                                                             -------
TOTAL                                                                                                        $2,952
                                                                                                             =======




                                                                33B

                             ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2003

                                       OTHER DEDUCTIONS - ACCOUNTS 426.3 - 426.5
                                                   (In Thousands)


---------------------------------------------------------------------------------------------------------------------------------
Instructions:  Provide a listing of the amount included in Accounts 426.3 through 426.5, "Other Deductions", classifying such expenses according to their nature.
---------------------------------------------------------------------------------------------------------------------------------



DESCRIPTION                                   NAME OF PAYEE                                              AMOUNT
-----------                                   -------------                                              ------

Expenditures for Certain Civic, Political &   Company employee and administrative costs                  $3,467
    Related Activities                            for civic, political and related activities

Other Miscellaneous Deductions                Various                                                     2,386
                                                                                                         -------
     TOTAL                                                                                               $5,853
                                                                                                         =======

                                      ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2003

                                            SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME


---------------------------------------------------------------------------------------------------------------------------------
Instructions:  The space below is provided for important notes regarding the statement of income or any account thereof.  Furnish particulars as to any significant increase in services rendered or expenses incurred during the year.  Notes related to financial statements shown elsewhere in this report may be indicated here by reference.
---------------------------------------------------------------------------------------------------------------------------------






1)      Page 21 "Analysis of Billing - Associate Companies" captures the category "Compensation for Use of
        Capital".  The following items are included in this category (in thousands):

        Interest on Long Term Debt - Notes                                                                          $530
        Interest to Associate Companies - Money Pool                                                               1,089
        Lines of Credit                                                                                              221
        Allowance for Borrowed Funds Used During Construction                                                     (2,172)
                                                                                                                  -------
        Total Compensation for Use of Capital                                                                      $(332)
                                                                                                                  =======
2)      See Notes to Financial Statements on Page 19.



          ANNUAL REPORT OF American Electric Power Service Corporation

                        For Year Ended December 31, 2003

                               ORGANIZATION CHART

-------------------------------------------------------------------------------

Chairman, Chief Executive Officer & President

            Vice Chairman & Chief Operating Officer

                 Transmission
                 Distribution
                 Customer Operations
                 Planning & Business Development
                 Energy Delivery & External Affairs
                 Commercial Operations
                 Engineering Technical & Environmental Services
                 Fossil & Hydro Generation
                 Nuclear
                 Generation Business Services

            Policy, Finance and Strategic Planning

                 Corporate Communications
                 Governmental & Environmental Affairs
                 Public Policy
                 Legal
                 Risk Management
                 Audit Services     NOTE
                 Treasury
                 Corporate Planning & Strategy
                 Corporate Accounting
                 Corporate Planning & Budgeting

            Shared Services

                 Human Resources
                 Information Technology
                 Supply Chain
                 General Services



------------------------------------------------------------------------------
NOTE: Audit Services reports to the Audit Committee of the Board of Directors of American Electric Power Company, Inc. and administratively to the Chairman, Chief Executive Officer & President.

       ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2003

                          METHODS OF ALLOCATION

---------------------------------------------------------------------------

Service Billings
----------------

1          Number of Bank Accounts
2          Number of Call Center Telephones
3          Number of Cell Phones/Pagers
4          Number of Checks Printed
5          Number of Customer Information System Customer Mailings
6          Number of Commercial Customers (Ultimate)
7          Number of Credit Cards
8          Number of Electric Retail Customers (Ultimate)
9          Number of Employees
10         Number of Generating Plant Employees
11         Number of General Ledger Transactions
12         Number of Help Desk Calls
13         Number of Industrial Customers (Ultimate)
14         Number of Job Cost Accounting Transactions
15         Number of Non-UMWA Employees
16         Number of Phone Center Calls
17         Number of Purchase Orders Written
18         Number of Radios (Base/Mobile/Handheld)
19         Number of Railcars
20         Number of Remittance Items
21         Number of Remote Terminal Units
22         Number of Rented Water Heaters
23         Number of Residential Customers (Ultimate)
24         Number of Routers
25         Number of Servers
26         Number of Stores Transactions
27         Number of Telephones
28         Number of Transmission Pole Miles
29         Number of Transtext Customers
30         Number of Travel Transactions
31         Number of Vehicles
32         Number of Vendor Invoice Payments
33         Number of Workstations
34         Active Owned or Leased Communication Channels
35         Avg. Peak Load for past Three Years
36         Coal Company Combination
37         AEPSC past 3 Months Total Bill Dollars
38         AEPSC Prior Month Total Bill Dollars
39         Direct
40         Equal Share Ratio
41         Fossil Plant Combination
42         Functional Department's Past 3 Months Total Bill Dollars
43         KWH Sales (Ultimate Customers)
44         Level of Construction - Distribution
45         Level of Construction - Production
46         Level of Construction - Transmission
47         Level of Construction - Total
48         MW Generating Capability
49         MWH's Generation
50         Current Year Budgeted Salary Dollars
51         Past 3 Mo. MMBTU's Burned (All Fuel Types)
52         Past 3 Mo. MMBTU's Burned (Coal Only)
53         Past 3 Mo. MMBTU's Burned (Gas Type Only)
54         Past 3 Mo. MMBTU's Burned (Oil Type Only)

       ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2003

                          METHODS OF ALLOCATION

---------------------------------------------------------------------------

Service Billings
----------------

55         Past 3 Mo. MMBTU's Burned (Solid Fuels Only)
56         Peak Load / Avg. No. Cust / KWH Sales Combination
57         Tons of Fuel Acquired
58         Total Assets
59         Total Assets less Nuclear Plant
60         AEPSC Annual Costs Billed (Less Interest And/or Income Taxes as
            Applicable)
61         Total Fixed Assets
62         Total Gross Revenue
63         Total Gross Utility Plant (Including CWIP)
64         Total Peak Load (Prior Year)
65         Hydro MW Generating Capability
66         Number of Forrest Acres
67         Number of Dams
68         Number of Plant Licenses Obtained
69         Number of Nonelectric OAR Invoices
70         Number of Transformer Transactions
71         Tons of FGD Material
72         Tons of Limestone Received
73         Total Assets, Total Revenues, Total Payroll
74         Total Leased Assets
75         Number of Banking Transactions



Convenience Billings
--------------------

           Specific Identification Ratio
                  (based on known and pertinent factors)
           Asset Ratio
           Expense Budget Ratio
           Contribution Ratio
           Equal Share Ratio
           Gross Annual Payroll Dollars Ratio
           Coal Production Ratio
           Kilowatt Hours Sales (KWH) Ratio
           Number of Employees Ratio
           Number of Customers Ratio
           Number of Vehicles Ratio



                                 37A

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2003

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

------------------------------------------------------------------------------
Since this U-13-60 report is distributed to the appropriate members of AEP's management each year, the following information is supplied to each associate company in support of the amount of compensation for use of capital billed during 2003:

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, American Electric Power Service Corporation submits the following information on the billing of interest on borrowed funds to associated companies for the year 2003:

  A. Amount of interest billed to associate companies is contained on page 21, Analysis of Billing.

  B. The basis for billing of interest to the associated companies is based on the Service Company's prior year Attribution Basis "AEPSC Annual Cost Billed ."

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2003

  ADDENDUM A - SALE OF COMPUTER SOFTWARE AND SUPPORT TO NONASSOCIATE COMPANIES

-------------------------------------------------------------------------------
Instructions: In accordance with SEC Release No. 70-10092, American Electric Power Service Corporation will report to the Commission via an Addendum to the U-13-60 for the period July 1 - December 31 the amounts billed to nonassociate companies for the license or sale of specialized computer programs and the support services to the licenses and entities that have purchased this software.
-------------------------------------------------------------------------------

THIS IS TO CERTIFY THAT AMERICAN ELECTRIC POWER SERVICE CORPORATION, in accordance with the terms and conditions of, and for the purposes represented by, the application or declaration herein, the order of the Securities and Exchange Commission with respect thereto, dated December 30, 2002, provides the following information for each computer software license, lease or sale for the period July 1 through December 31: a) details of the product sold or licensed; b) the name of the licensee or buyer, and; c) the amount of revenue received by American Electric Power Service Corporation.

There was no computer software licensed, leased or sold during the period July 1, 2003 through December 31, 2003.

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2003

                                SIGNATURE CLAUSE

-------------------------------------------------------------------------------
Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.
-------------------------------------------------------------------------------







              American Electric Power Service Corporation
              -------------------------------------------
              (Name of Reporting Company)

              /s/ S.S. Bennett
              -------------------------------------------
              (Signature of Signing Officer)

              Sandra S. Bennett         Assistant  Controller
              -------------------------------------------
              (Printed Name and Title of Signing Officer)


              Date:  May 1, 2004